                                                                 Exhibit 10.3.30

                                                                          89A.1
                                                                          GE00C3
                                                                        03-02-89
                                                                  EXECUTION COPY

                           PLANT CONNECTION AGREEMENT
                                     FOR THE
                        GEO EAST MESA LIMITED PARTNERSHIP
                                   UNIT NO. 3

                                     BETWEEN

                          IMPERIAL IRRIGATION DISTRICT
                                       AND
                        GEO EAST MESA LIMITED PARTNERSHIP

EXECUTION COPY
03-02-89

                                TABLE OF CONTENTS
                                -----------------

SECTION                                     TITLE                                          PAGE
-------                                     -----                                          ----

9           PRODUCER'S DELIVERY AND IID ACCEPTANCE

                                       i

        ATTACHMENTS
        -----------

        EXHIBIT "A" - RATE SCHEDULES GL AND A2.............................................17

        EXHIBIT "B" - METERING ONE-LINE DIAGRAM............................................21

        EXHIBIT "C" - FUNDING AND CONSTRUCTION
                      AGREEMENT HEBER-MIRAGE
                      TRANSMISSION PROJECT.................................................22

                                       ii

1.  PARTIES

              The parties to this Agreement are IMPERIAL IRRIGATION DISTRICT
("IID"), organized under the Water Code of the State of California and GEO EAST
MESA LIMITED PARTNERSHIP ("Producer"), hereinafter referred to individually as
"Party", and collectively as "Parties".

2.  RECITALS

              2.1 Producer intends to construct and operate, as owner or lessee, a megawatt generating facility with a maximum 27.5 megawatt net operating capacity at the East Mesa (KGRA), Imperial County, California, and to sell the
Plant electrical output to Southern California Edison Company ("SCE").

              2.2 SCE has entered into the Power Purchase Agreement dated May
20, 1988, ("Purchase Agreement") with Producer, to purchase all the electrical output from the Plant.

              2.3 SCE and Producer agree that the terms and conditions regarding transmission of the Plant's Energy to an IID/SCE point of interconnection shall be pursuant to a Transmission Service Agreement to be entered into between IID and Producer.

              2.4   Since the Plant will be built In the IID service territory, it will be convenient to connect the Plant to the IID electric system.
              Producer hereby grants the IID the right to enter the Plant site for any reasonable purposes connected with this Agreement, by previous arrangements with the

Plant manager. Those reasonable purposes include maintenance and repairs to IID equipment in Producer's facilities, observing tests of said facilities, reading of kilowatt-hour meters, and the like.

              2.5 Producer desires to purchase and IID desires to sell the electrical energy necessary to satisfy the operation and maintenance power consumption requirements of the Plant for the life of the Plant that is not normally generated by the Plant itself, or portable generating equipment.

              2.6 The Parties desire, by means of this Agreement, to
Interconnect the Plant to the IID electrical system and to establish the terms, conditions and obligations of the Parties relating to such Interconnection.

3.  AGREEMENT

              The Parties agree as follows:

4.  DEFINITIONS

              4.1 Agreement: This Plant Connection Agreement between IID and
Producer, and all Exhibits hereto, as may be amended from time to time.

              4.2   Authorized Representative:  The representative of a Party
designated in accordance with Section 13.

              4.3   Energy:  Electric energy in excess of Producer's electric
energy requirements, expressed in kilowatt-hours, generated by the Plant and measured and delivered to the Point of Delivery.

              4.4 Funding and Construction Agreement: An agreement entered into by IID and others dated June 29, 1987, providing for the funding and construction of the Heber-Mirage Transmission Project, to which a form of this
Agreement is attached as Exhibit C.

              4.5   Operation Date:  The day on which the Plant Energy is first accepted by IID for delivery to SCE.

              4.6   Plant:  A maximum of 27.5 MW net operating capacity
Geothermal facility operated by Producer, as owner or lessee, including all associated equipment and improvements necessary for generating electric energy and transmitting it to the high voltage side of the power transformer.

              4.7 Point of Delivery: The point on the high voltage side of
Producer's switchyard where IID's metering equipment measures the delivery of
Energy to the IID system as shown on Exhibit "5".

              4.8   System Emergency:  A condition on IID's system which is
likely to result in imminent significant disruption of service to customers or is imminently likely to endanger life or property.

5.  EFFECTIVE DATE AND TERM
    -----------------------

              This Agreement shall become effective upon the Operation Date of the Plant, and shall remain in effect until the earlier of (i) April 15, 2015, or (ii) thirty six (36) months from the date the Plant has ceased to operate at the option of IID. It is understood that (i) if the Completion Date, as the term
Completion Date is defined in Article I of Funding and Construction Agreement does not occur, or (ii) if the Operation Date does

not occur within five (5) years after the date this Agreement was executed, this
Agreement shall be of no force or effect.

6.  CONNECTION OF PLANT
    -------------------

              6.1 Producer may electrically connect its Plant, in accordance with the provisions of this Agreement, so that it can operate in parallel with the IID electric system. Parallel operation will not commence until IID has inspected and approved the interconnection facilities and operational procedures.

              6.2 Notwithstanding the provision that Producer has furnished the high voltage switchyard complete, including the high voltage oil circuit breakers and disconnect switches, the control of the high voltage oil circuit breakers and disconnect switches shall be under the control of the IID dispatcher.

7.  ELECTRIC SERVICE TO PRODUCER
    ----------------------------

              IID shall provide electric service to Producer pursuant to
Section 12.

8.  METERING OF ENERGY DELIVERIES
    -----------------------------

              Metering for electric service to Producer and for energy
deliveries by Producer to IID for delivery to SCE shall be at the Point of
Delivery as shown on Exhibit "B." Four meters shall be installed which shall measure and record flows in each direction as shown on Exhibit "B."

9.  PRODUCER'S DELIVERY AND IID ACCEPTANCE OF ENERGY FROM PLANT
    -----------------------------------------------------------

              Whenever electric output from the Plant exceeds Producer's power requirements, Producer shall deliver all such excess output to IID for delivery to SCE and

IID shall accept such output for delivery to SCE and deliver such output to SCE pursuant to a transmission service agreement to be entered into between Producer and IID.

10.  PRODUCER'S GENERAL OBLIGATIONS
     ------------------------------

              Producer shall:

              10.1  Operate the Plant in a manner consistent with applicable electric utility industry standards, good engineering practice, and without degradation of quality or reliability of service to IID customers.

              10.2  Deliver the Plant's net electrical output to IID for the account of SCE at the Point of Delivery.

              10.3  Each Party shall provide the reactive kilovolt-ampere (KVA)
requirements of its own system so that there will be no interchange of reactive
KVA between systems. The Parties shall cooperate to control the flow of reactive
KVA to prevent the introduction of objectionable operating conditions on the system of either Party.

              10.4  Coordinate, to the greatest extent practicable, major overhaul and inspection outages of the Plant with IID.

              10.5  Give IID a written schedule on or before June 1, and
December 1, each year of the estimated amounts and rates of delivery of energy to be delivered to IID for the account of SCE at the Point of Delivery during each month of the succeeding twelve-month (12) period commencing July 1, and
January 1.

              10.6  Give IID a written schedule on or before the fifteenth
(15th) day of each month of the estimated amounts and rates of delivery of energy to be delivered to IID for the account of SCE at the Point of Delivery during each day of the succeeding calendar month.

              10.7  Give IID a schedule on or before 12:01 p.m. on Tuesday of each seven-day (7) period of the estimated amounts and rates of delivery of energy to be delivered to IID for the account of SCE at the Point of Delivery during each hour of the succeeding seven-day (7) period commencing at 12:01 a.m.
on the following Monday; provided, however, that if any changes In the hourly deliveries so scheduled become necessary, Producer shall notify IID of such changes as far in advance as possible.

              10.8  Provide IID any reasonable rights-of-way and access required for testing and reading of meters by previous arrangement with the Plant manager.

              10.9  Carry out the directions of the Authorized Representatives with respect to the matters set forth in this Agreement.

11.  IID'S GENERAL OBLIGATIONS
     -------------------------

              IID shall:

              11.1 Design, acquire, construct, operate and maintain, or cause to be designed, acquired, constructed, operated and maintained, and shall own, a connecting transmission line between IID's transmission system and the Plant.
Following the completion of such line, IID may bill and Producer shall pay IID's costs of designing,

acquiring and constructing such line. Producer shall have the right to audit
IID's records and accounts to verify the cost of such line.

              11.2 Accept the Plant's net electrical output for the account of
SCE at the Point of Delivery and simultaneously deliver an equal amount of electric energy (less applicable transmission losses) to the SCE system at
IID/SCE point(s) of interconnection.

              11.3 Coordinate, to the greatest extent practicable, major overhaul and inspection outages of IID transmission facilities with Producer and notify Producer of any changes as far in advance as possible.

              11.4 Carry out the directions of the Authorized Representative with respect to the matters set forth in this Agreement.

              11.5 Operate its system in a manner consistent with applicable utility industry standards and good engineering practices.

12.  BILLING
     -------

              12.1 IID shall read the meters monthly according to its regular meter reading schedule beginning no more than thirty (30) days after the date that electric energy is first supplied to Producer. IID monthly shall send
Producer within ten (10) working days after the meter is read a bill for electric service. Producer shall pay IID the total amount billed within thirty
(30) days of receipt of the bill.

              12.2 IID shall bill Producer for Producer's consumption of energy from IID's resources in accordance with Rate Schedule GL or Rate Schedule A-2, as applicable, as it

may be revised from time to time. Copies of current Rate Schedule GL and current
Rate Schedule A-2 are attached as Exhibit "A."

              12.3 If Producer disputes a bill, payment shall be made as if no dispute existed pending resolution of the dispute by the Authorized
Representatives. If the bill is determined to be in error, the disputed amount shall be refunded by IID including interest at the rate of one and one-half percent (l 1/2%) per month, compounded monthly, from the date of payment to the date the refund check or adjusted bill is mailed.

13.  AUTHORIZED REPRESENTATIVES
     --------------------------

              13.1 Within thirty (30) days after the date this Agreement is signed, each Party shall designate, by written notice to the other Party, an
Authorized Representative who is authorized to act in its behalf in the implementation of this Agreement and with respect to those matters contained herein which are the functions and responsibilities for the Authorized
Representatives. Either Party may, at any time, change the designation of its
Authorized Representative by written notice to the other Party.

              13.2 IID's Authorized Representative shall develop detailed written procedures necessary and convenient to administer this Agreement within six (6) months after the date signed. Such procedures shall be submitted to
Producer's Authorized Representative for review, comment, discussion and concurrence before they are put into effect. Such procedures shall include, without limitation: (i) communication between Producer and IID's electric system dispatcher with regard to daily operating matters, (ii) billing and payments,
(iii) specified equipment tests, and (iv) operating matters which affect or may affect quality and reliability of service to electric customers and continuity of deliveries to SCE.

              13.3 The Authorized Representative shall have no authority to modify any of the provisions of this Agreement.

14.  METERS
     ------

              14.1 All meters shall be sealed and the seal shall be broken only upon occasions when the meters are to be inspected, tested or adjusted.

              14.2 IID shall inspect and test all meters upon their installation and at least once every year thereafter. If requested to do so by Producer, IID shall inspect or test a meter more frequently than every year, but the expense of such inspection or test shall be paid by Producer unless the meter is found to register inaccurately by more than two percent (2%) from the measurement made by a standard meter. Each Party shall give reasonable notice to the other Party of the time when any inspection or test shall take place and that Party may have representatives present at the test or inspection. If a meter is found to be inaccurate or defective, it shall be adjusted, repaired or replaced in order to provide accurate metering. All adjustments due to accurate meters shall be limited to the preceding six (6) months.

              14.3 If a meter fails to register, or if the measurement made by a meter during a test varies by more than two percent (2%) from the measurement made by the standard meter used in the test, adjustment shall be made correcting all measurements made by the inaccurate meter for:

          (i)  the actual period during which inaccurate measurements were made, if the period can be determined, or if not,

          (ii) the period immediately preceding the test of the meter equal to one-half (1/2) the time from the date of the last previous test of the meter; provided, however, that the period covered by the correction shall not exceed six (6) months.

              14.4 Producer shall telemeter information to IID's Dispatch Center regarding the kilowatts, kilowatt-hours, kilovars and kilovar-hours delivered to or received from IID at the Point of Delivery over phone line leased by
Producer.
              IID shall purchase, own, and shall design, install, operate, maintain, or cause to be designed, installed, operated, and maintained, equipment to automatically transmit from the Plant to IID's Dispatch Center continuous values of Plant output expressed as megawatts, megavars and megawatt-hours. IID may thereupon bill and Producer shall promptly pay IID's cost of design, purchase and installation of said equipment. Producer shall have the right to audit IID's records and accounts to verify the cost of said equipment.

15.  CONTINUITY OF SERVICE
     ---------------------

              IID shall not be obligated to accept and IID may require Producer to temporarily curtail, interrupt or reduce deliveries of energy upon advance notice to Producer, when such curtailment, interruption or reduction is required in order for IID to construct, install, maintain, repair, replace, remove, investigate or inspect any of its equipment or any part of its

                                       10

system or if IID determines that such curtailment, interruption or reduction is necessary because of a System Emergency, forced outages or abnormal operating conditions on its system. IID shall use reasonable efforts to keep interruptions and curtailments to a minimum time.

16.  LIABILITY
     ---------

              16.1 Except for any loss, damage, claim, costs, charge or expense resulting from Willful Action, neither Party (the "released Party"), its directors or other governing body, officers or employees shall be liable to the other Party for any loss, damage, claim, cost, charge, or expense of any kind or nature incurred by the other Party (including direct, indirect or consequential loss, damage, claim, cost, charge or expense; and whether or not resulting from the negligence of a Party, its directors or other governing body, officers, employees or any person or entity whose negligence would be imputed to a Party)
from engineering, repair, supervision, inspection, testing, protection, operation, maintenance, replacement, reconstruction, use or ownership of the released Party's electrical system, Plant(s) or associated facilities in connection with the implementation of this Agreement. Except for any loss, damage, claim, cost, charge or expense resulting from Willful Action, each Party releases the other Party, its directors or other governing body, officers and employees from any such liability.

              16.2 For the purpose of this Section 16, Willful Action shall be defined as action taken or not taken by a Party at the direction of its directors or other governing

                                       11

body, officers or employees having management or administrative responsibility affecting its performance under this Agreement, as follows:

              16.2.1 Action which is knowingly or intentionally taken or not taken with conscious indifference to the consequences thereof or with intent that injury or damage would result or would probably result therefrom.

              16.2.2 Action which has been determined by final arbitration award or final judgment or judicial decree to be a material default under this
Agreement and which occurs or continues beyond the time specified in such arbitration award or judgment or judicial decree for curing such default or, if no time to cure is specified therein, occurs or continues thereafter beyond a reasonable time to cure such default.

              16.2.3 Action which is knowingly or intentionally taken or not taken with the knowledge that such action taken or not taken is a material default under this Agreement.

              16.3 Willful Action does not include any act or failure to act which is merely involuntary, accidental or negligent.

              16.4 The phrase "employees having management or administrative responsibility," as used in Section 16.2, means the employees of a Party who are responsible for one on more of the executive functions of planning, organizing, coordinating, directing, controlling and supervising such Party's performance under this Agreement with responsibility for results.

              16.5 Subject to the foregoing provisions of this Section 16, each
Party agrees to defend, indemnify and save harmless the other Party, its officers, agents, or employees

                                       12

against all losses, claims, demands, costs or expenses for loss of or damage to property, or injury or death of persons, which directly or indirectly arise out of the indemnifying Party's performance pursuant to this Agreement; provided, however, that a Party shall be solely responsible for any such losses, claims, demands, costs or expenses which result from its sole negligence or Willful
Action.

17.  UNCONTROLLABLE FORCES
     ---------------------

              Neither Party shall be considered to be in default in the
performance of any of its obligations under this Agreement when a failure of performance shall be due to an uncontrollable force. The term "uncontrollable force" shall mean any cause beyond the control of the Party affected including, but not restricted to, failure of or threat of failure of facilities which have been maintained in accordance with generally-accepted engineering and operating practices in the electrical utility industry, flood, drought, earthquake, tornado, storm fire, pestilence, lightning and other natural catastrophes, epidemic, war, riot, civil disturbance or disobedience, strike, labor dispute, labor or material shortage, sabotage, government priorities and restraint by court order or public authority (whether valid or invalid) and actions or nonaction by or inability to obtain or keep the necessary authorizations or approvals from-any governmental agency or authority, which by exercise of due diligence such Party could not reasonably have been expected to avoid and which by exercise of due diligence it has been unable to overcome. Nothing contained herein shall be construed as to require a Party to settle any strike or labor dispute in which it may be involved. Either Party rendered unable to fulfill any of

                                       13

its obligations under this Agreement by reason of an uncontrollable force shall give prompt written notice of such fact to the other Party and shall exercise due diligence to remove such inability with all reasonable dispatch.

18.  INTEGRATION AND AMENDMENTS
     --------------------------

              This Agreement constitutes the entire agreement between the
Parties relating to the interconnection of Producer's Plant to IID's electric system, the acceptance of energy by IID from Producer and the providing of electric service by IID. No oral agreement or prior written agreement between the Parties shall be of any effect whatsoever; provided, however, that any arrangements agreed upon by the Authorized Representatives within the limits of their authority, and consistent with this Agreement shall be binding upon the
Parties. All changes to this Agreement shall be in writing and shall be signed by an officer of each Party.

19.  NON-WAIVER

              None of the provisions of this Agreement shall be considered waived by either Party except when such waiver is given in writing. The failure of either Party to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights for the future; but the same shall continue and remain in full force and effect.

                                       14

20.  NO DEDICATION OF FACILITIES
     ---------------------------

              Any undertaking by one Party to the other Party under any
provision of this Agreement shall not constitute the dedication of the system or any portion thereof by the Party to the public or to the other Party, and it is understood and agreed that any such undertaking under any provision of this
Agreement by a Party shall cease upon the termination of its obligations hereunder.

21.  SUCCESSORS AND ASSIGNS
     ----------------------

              21.1   This Agreement shall be binding upon and inure to the
benefit of the respective successors and assigns of the Parties.

              21.2 This Agreement may be assigned by Producer only (i) to a purchaser or co-owner of the Plant or to a person who will operate the Plant pursuant to a contract or other arrangement with such purchaser and in either case with the prior written consent of IID (which shall not be unreasonably withheld) or (ii) for security purposes, to a bank or other entity which provides financing for the Plant or any electrical transmission facilities associated therewith. Producer and IID agree that nothing in this Section 21.2 may be amended, modified or waived without the prior written consent of each and every Party to the Funding and Construction Agreement (except for any Parties in default thereunder.)

22. EFFECT OF SECTION HEADINGS
    --------------------------

              Section headings appearing in this Agreement are inserted for convenience only, and shall not be construed as interpretations of text.

                                       15

23.  GOVERNING LAW
     -------------

              This Agreement shall be interpreted, governed and construed under the laws of the State of California or the laws of the United States, as applicable.

24.  ARBITRATION
     -----------

              24.1 Any dispute arising out of or relating to this Agreement, or the breach thereof, which is not resolved by the Parties acting through their
Authorized Representatives shall be settled by arbitration to the extent permitted by the laws applicable to the Parties; provided, however, that no
Party to the dispute shall be bound to any greater extent than any other Party to the dispute. Arbitration shall not apply to any dispute or matter that is within the jurisdiction of any regulatory agency.

              24.2 Any demand for arbitration shall be made by written notice to the other Party setting forth in adequate detail the nature of the dispute, the issues to be arbitrated, the amount or amounts, if any, involved in the dispute, and the remedy sought. Within twenty (20) days from the receipt of such notice, the other Party may submit its own written statement of the dispute and may set forth in adequate detail any additional related matters or issues to be arbitrated.

              24.3 Within thirty (30) days after delivery of the written notice demanding arbitration, the Parties acting through their Authorized
Representatives shall meet for the purpose of selecting an arbitrator. The
Parties may agree upon a single arbitrator, but in the event that they cannot agree, three arbitrators shall be used. Each Party shall designate one arbitrator, and the two arbitrators shall then select a third arbitrator. All

                                       16

arbitrators shall be persons skilled and experienced in the field in which the dispute has arisen and no person shall be eligible for appointment as an arbitrator who is or has been an officer or employee of either of the Parties or otherwise interested in the matter to be arbitrated. Should either party refuse or neglect to appoint an arbitrator or to furnish the arbitrators with any papers or information demanded, the arbitrators are empowered, by both Parties, to proceed without the participation or assistance of that Party.

              24.4 Except as otherwise provided in this Section, the arbitration shall be governed by the rules and practices of the American Arbitration
Association, or a similar organization if the American Arbitration Association should not at the time exist.

              24.5 Arbitration proceedings shall be held in Imperial,
California, at a time and place to be selected by the arbitrators. The arbitrators shall hear evidence submitted by the Parties and may call for additional information which shall be furnished by the Party having such information. The arbitrators shall have no authority to call for information not related to the issues included in the dispute or to determine other issues not in dispute.

              24.6 If there is only one arbitrator, his decision shall be binding and conclusive on the Parties. If there are three arbitrators, the decision of any two shall be binding and conclusive. The decision of the arbitrators shall contain findings regarding the issues involved in the dispute, including the merits of the positions of the Parties, the materiality of any default, and the remedy or relief to which a Party shall be entitled. The

                                       17

arbitrators may not grant any remedy or relief which is inconsistent with this
Agreement, nor shall the arbitrators make findings or decide issues not in dispute.

              24.7 The fees and expenses of the arbitrators shall be shared equally by the Parties, unless the decision of the arbitrators specifies one other apportionment. All other expenses and costs of the arbitration shall be borne by the Party incurring such expenses and costs.

              24.8 Any decision or award granted by the arbitrators shall be final and judgement may be entered on it in any court of competent jurisdiction.
This agreement to arbitrate shall be specifically enforceable.

25.  ENTIRE AGREEMENT
     ----------------

              25.1 The complete agreement of the Parties is set forth in this
Agreement and all communications regarding subject interconnected operations whether oral or written, are hereby abrogated and withdrawn.

26.  NOTICES
     -------

              Any formal communication or notice in connection with this
Agreement shall be in writing and shall be deemed properly given if delivered in person or sent first class mail, postage prepaid to the person specified below:

              GEO EAST MESA
              LIMITED PARTNERSHIP
              P.O. Box 748
              Holtville, CA 92250

                                       18

              IMPERIAL IRRIGATION DISTRICT
              c/o General Manager
              P. O. Box 937
              Imperial, California 92251

27.  SEVERAL OBLIGATIONS
     -------------------

              Except where specifically stated in this Agreement to be
otherwise, the duties, obligations and liabilities of the Parties are intended to be several and not joint or collective. Nothing contained in this Agreement shall ever be construed to create an association, trust, partnership, or joint venture, or impose a trust or partnership duty, obligation or liability on or with regard to either Party. Each Party shall be individually and severally liable for its own obligations under this Agreement.

                                       19

28.  SIGNATURE CLAUSE
     ----------------

              The Parties have caused this Agreement to be executed in their respective names, in duplicate, by their respective officers hereunto this 21st day of March, 1989.

                                   GEO EAST MESA LIMITED
                                   PARTNERHIP

                                   By /s/ M.N.  Brunano
                                      ---------------------------------

ATTEST:

By /s/ Letitia D. Davis
   ---------------------------
            Secretary

                                   IMPERIAL IRRIGATION DISTRICT

                                   By /s/ Lester A. Bornt
                                      -------------------------------
                                      President, Board of Directors

ATTEST:

By /s/ Larry E. Beck
   ---------------------------
            Secretary

                                       20

                                   EXHIBIT "A"
IMPERIAL IRRIGATION DISTRICT                               Revised Sheet No. 166
    Imperial, California                                Cancelling Sheet No. 139

                                  SCHEDULE A-2
                         GENERAL WHOLESALE POWER SERVICE

APPLICABILITY

     Applicable to general wholesale power service for industrial, commercial and agricultural purposes, subject to special conditions hereinafter stated.

     Applicable to standby or breakdown service where the entire electric power requirements on the customer's premises are not regularly supplied by the
     District.

MONTHLY RATE

     The monthly rate shall be the sum of A, B, C and D.

     A.   Demand Charge ......   $2.52 per kilowatt of Billing Demand

     B.   Energy Charge ......   5.60CENTS per kwh.

     C.   Energy Cost Adjustment -

               The amount computed in accordance with Schedule ECA.

     D.   Power Factor Adjustment -

               A charge of $0.25 per kilovar of reactive demand as measured by the incoming kilovar demand meter for each kilovar in excess of
               .60 times the kilowatt demand measured and supplied by the
               District.

MINIMUM CHARGE

     The minimum charge shall be the demand charge, but in no case shall the minimum charge be less than the demand charge (A) multiplied by 75% of the highest maximum demand established in the preceding 11 months.

SPECIAL CONDITIONS

     (a)  Voltage: This schedule applies to service rendered at a transmission voltage of 34.5-kV or above. It shall be the responsibility of the customer to furnish transformation to any other voltages required.

     (b)  Billing Demand: The billing demand shall be the kilowatts of measured maximum demand but in no case less than 75 percent of the highest maximum demand established in the preceding 11 months. The measured maximum demand in any month will be the average kilowatt delivery indicated or recorded by the District's demand meter in the 15-minute interval in which such delivery is greater than any other 15-minute interval. In case the load is intermittent or subject to violent fluctuations, the District may base the demand upon a 5-minute interval instead of a 15-minute interval.

Board Resolution                                                  Date Effective
July 3, 1984                                                      August 1, 1984

                                     - 17 -

IMPERIAL IRRIGATION DISTRICT                               Revised Sheet No. 167
    Imperial, California                                Cancelling Sheet No. 139

                            SCHEDULE A-2 (Continued)
                         GENERAL WHOLESALE POWER SERVICE

     (c)  A minimum connected load of 5000 kw shall be required.

     (d)  Parallel Operation: A customer may operate its generating plant in parallel with the District's system if such customer installs and operates such control and protective equipment as required by the
          District.

     (e)  Metering: The District will provide the normal metering equipment for the size and type of load served. Additional metering which may be required by the District shall be furnished by the customer and tested in accordance with requirements of the District. Meters shall not allow reverse registration.

     (f)  Regulations Governing Sale of Electric Energy: Service under this rate schedule is subject to the District's Regulations Governing the
          Sale of Electric Energy.

Board Resolution                                                  Date Effective
July 3, 1984                                                       August 1,1984

                                     - 18 -

                                   EXHIBIT "A"

IMPERIAL IRRIGATION DISTRICT                               Revised Sheet No. 152
    Imperial, California                                Cancelling Sheet No. 137

                                   SCHEDULE GL
                             LARGE GENERAL SERVICE

APPLICABILITY

          Applicable to general service having a demand of 100 kilowatts or higher. Not applicable for standby, supplemental or resale service.

MONTHLY RATE

          The monthly rate shall be the sum of A, B and C.

     A. Demand Charge...................   $2.65 per kilowatt of Billing Demand

     B. Energy Charge...................   5.90CENTS per kwh

     C. Energy Cost Adjustment -

          The amount computed in accordance with Schedule ECA.

SPECIAL CONDITIONS

     (a)  Voltage: Service under this schedule normallv will be supplied at standard voltage available at the location. Where 240-volt three-
          phase power is to be combined with single-phase, and 4-wire service is available, service will be supplied through one meter. In 240-volt areas, where, as determined by District, it is not practical to provide a 4-wire service, such single-phase and three-phase service will be supplied and metered separately, the meter readings, both kwh and demands, being combined for the purpose of computing charges on this schedule. Where service is taken at 480-volts or higher, a three-phase service at one voltage only will be supplied.

     (b)  Billing Demand: The billing demand shall be the higher of (i) the highest 15-minute integrated or thermal kilowatt demand measured during the billing period, or (ii) 50% of highest demand measured during the five summer months (May-September) of the 12-months ending with the current month, or (iii) 20% of the highest measured demand during the seven winter months (October-April) of the 12-months ending with the current month, or (iv) the demand specified in a contract, or
          (v) 50 kilowatts.

          When the monthly demand exceeds 100 KW in any billing month, billing will be under Rate Schedule GL, and thereafter continue under Rate
          Schedule GL until monthly demands have been less than 100 KW for a period of twelve consecutive months.

Board Resolution                                                 Date Effective
January 18, 1983                                                 February 1,1983

                                     - 19 -

IMPERIAL IRRIGATION DISTRICT                            Revised Sheet No. 153
    Imperial, California                                Cancelling Sheet No. 138

                             SCHEDULE GL (Continued)
                              LARGE GENERAL SERVICE

     (c)  Seasonal Loads: When any customer disconnects service and resumes service within 12-months from date of last disconnection, the customer will be required to pay all charges which would have been billed if the customer had not been disconnected.

     (d)  Wind Machines: Wind machines for frost protection may be served under this schedule provided the load will be limited to existing unused capacity of lines and substations as determined by the District.
          Provisions (ii), (iii) and (v) of (b) shall not apply to wind machines.

     (e)  Vacuum Cooling Loads: Portable vacuum cooling loads will be served on existing facilities where adequate capacity is available provided the customer pays any up-and-down cost necessary to provide service and deposits a nonrefundable amount equal to the minimum charge for the succeeding 12-month period. One twelfth of such deposit will be applied or prorated to any monthly billing during the 12-month period.

     (f)  Regulations Governing Sale of Electric Energy: Service under this rate schedule is subject to the District's Regulations Governing the Sale of Electric Energy.

Board Resolution                                                 Date Effective
January 18, 1983                                                February 1, 1983

                                     - 20 -

                                                                       Exhibit B

 [Graphic: Simplified Switch Connection Diagram of Imperial Irrigation District
                to Geo East Mesa #3 Single Line Diagram (GEM-9)]

                                       14

                                   EXHIBIT C

                       FUNDING AND CONSTRUCTION AGREEMENT
                      (Heber-Mirage Transmission Project)

                                  June 29, 1987

                                   Exhibit C

                       FUNDING AND CONSTRUCTION AGREEMENT

          THIS FUNDING AND CONSTRUCTION AGREEMENT, made and entered into as of
June 29, 1987, by and among IMPERIAL IRRIGATION DISTRICT, organized under the
Water Code of the State of California (hereinafter referred to as "IID"), and the persons listed as Participants in Exhibit 1 attached hereto (hereinafter referred to individually as "Participant" and collectively as "Participants"),

                                   WITNESSETH:

          Whereas each Participant or its Associated Producer (as defined in
Article I) presently owns and operates, or proposes to construct, in the
Imperial Valley, a small power producing facility which is or will be a
Qualifying Facility under the Public Utility Regulatory Policies Act of 1978;
and

          Whereas each Participant or its Associated Producer has entered into a contract which entitles it to deliver electric power generated by its Qualifying
Facility to the electric system operated by Southern California Edison Company
("Edison"); and

          Whereas the electric transmission system operated by IID has insufficient capacity at present to enable IID to enter into contracts for the transmission of all such power to the electric system operated by Edison; and

                                       -1-

         Whereas the Participants therefore propose to fund the construction of a new transmission line in IID's service territory, which will enable IID to enter into transmission service agreements with them or their Associated
Producers; and

         Whereas the Participants and IID wish to define the terms and conditions on which such funding will take place and such line will be constructed:

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                                  Definitions

         For purposes of this Agreement, the following defined terms, whether used in the singular or the plural, shall have the meanings set forth in this
Article. The Article and Section numbers and Exhibit references used herein refer to Articles and Sections of this Agreement and Exhibits annexed hereto unless otherwise specifically described.

Additional Capacity

         The term "Additional Capacity" means, as regards the entry into
Transmission Agreements or the granting of

                                      -2-

Transmission Service Entitlements relative to the transmission of power from the
Midway substation, an amount, expressed in megawatts, equal to the Deemed
Capacity less the sum of IID's Reserved Capacity and the Transmission Service
Entitlements of the Participants and their Associated Producers. The term
"Additional Capacity" means, as regards the entry into Transmission Agreements or the granting of Transmission Service Entitlements relative to the transmission of electric power from the Highline substation, an amount, expressed in megawatts, equal to the lesser of (i) an amount calculated as provided in the preceding sentence or (ii) three hundred (300) megawatts less the sum of IID's Reserved Capacity and the Transmission Service Entitlements of
the Participants and their Associated Producers with regard to Qualifying
Facilities connected to the Highline substation.

Additional Participant

          The term "Additional Participant" means a person whose name does not appear in the list of Participants in Exhibit 1 at the time this Agreement is originally executed but who later executes and becomes a party to this Agreement in accordance with the procedures set forth in Article VIII.

Affiliate

          The term "Affiliate" means, with respect to a particular Participant or Associated Producer, any corporation, partnership, firm, association or business organization which directly or indirectly controls, is

                                       -3-

controlled by, or is under common control with, such Participant or Associated
Producer.

Agreement

         The term "this Agreement" means this Funding and Construction Agreement
(Heber-Mirage Transmission Project) among IID and the Participants, and all
Exhibits attached hereto, as amended from time to time.

Associated Producer

         The term "Associated Producer" means, as to a particular Participant
(i) an Affiliate thereof which owns or operates or proposes to construct a
Qualifying Facility or (ii) a firm which owns or operates or proposes to construct a Qualifying Facility and purchases or will purchase geothermal energy for use therein from such Participant or its Affiliate.

Capacity Nomination

The term "Capacity Nomination" means the transmission capacity, expressed in megawatts, specified by a Participant for use by such Participant or its
Associated Producer in transmitting electric power to Edison's Electric System, either at the time this Agreement is originally executed or later pursuant to
Section 8.02. A Participant's Capacity Nomination may be adjusted pursuant to
Section 3.07 or increased pursuant to Section 8.06.

                                      -4-

Completion Date

          The term "Completion Date" means the date on which the Transmission
Project is fully tested and accepted by IID.

Credit Installment Period

          The term "Credit Installment Period" means the ten-year period beginning on the first day of the calendar month in which the Completion Date occurs.

Credit Installment Year

          The term "Credit Installment Year" means a twelve (12) month period beginning on the first day of the Credit Installment Period or any anniversary of such day during the Credit Installment Period.

Deemed Capacity

          The term "Deemed Capacity" means an electric transmission capacity equal to six hundred (600) megawatts.

Edison

          The term "Edison" means Southern California Edison Company.

Edison's Electric System

          The term "Edison's Electric System" means the electric system operated by Edison.

IID or District

          The terms "IID" or "the District" mean Imperial Irrigation District, organized under the Water Code of the State of California.

                                       -5-

IID-Edison Agreement

         The term "IID-Edison Agreement" means the IID-Edison Transmission
Service Agreement for Alternative Resources dated September 26, 1985 between IID and Edison.

IID's Reserved Capacity

         The term "IID's Reserved Capacity" means the transmission capacity in the Project, expressed in megawatts, which is reserved for use by IID as provided in Section 6.05.

IID's Transmission System

         The term "IID's Transmission System" means the electric transmission system owned and operated by IID, including (after it is constructed) the
Transmission Project.

Imperial Valley Transmission Study Group

         The term "Imperial Valley Transmission Study Group" means the group formed by companies interested in the development of the Transmission Project under that certain Study Group Agreement dated as of October 15, 1985.

Management Committee

         The term "Management Committee" means the Management Committee established pursuant to Section 5.01.

Manager

         The term "Manager" means the Participant or other person designated as
Manager pursuant to Section 5.02.

                                      -6-

Normal Transmission Capacity

          The term "Normal Transmission Capacity" means the maximum electrical power transfer capability of the Project, expressed in megawatts, available to transmit electrical power to Edison's Mirage substation. Such transfer capability as determined by IID, in its sole judgment, shall be consistent with prudent operating procedures and with generally accepted engineering and operating practices in the electric utility industry and shall be contingent on the ability of Edison's Electric System to accept the amount of electric power received at Edison's Mirage substation from IID's Transmission System. It is understood that, unless IID agrees otherwise, no more than one-half of the
Normal Transmission Capacity can be utilized by generation connected to the
Highline substation.

Original Capacity Nomination

          The term "Original Capacity Nomination" means the Capacity Nomination specified by each Participant at the time this Agreement is originally executed, as shown in Exhibit 1, or prior to the Completion Date pursuant to Section 8.02
(as modified by Section 8.09) or Section 8.08(b), as such Original Capacity
Nomination may be adjusted pursuant to Section 3.07.

Participant

          The term "Participant" means a person which has executed and is a party to this Agreement, including both

                                       -7-

the Participants which originally executed this Agreement and any Additional
Participants and, unless otherwise specified, any Participants in default hereunder.

Person

         The term "person" (whether or not the initial letter is capitalized)
means an individual, corporation, partnership, association, trust, government, governmental agency or other entity.

Plant Connection Agreement

         The term "Plant Connection Agreement" means an agreement between IID and a Participant or its Associated Producer substantially similar to the form of Exhibit 6.

Prime Rate

         The term "Prime Rate" means the prime rate for U.S. banks on the relevant date, as published in the "Money Rates" column of the Wall Street
Journal. If the date on which the Prime Rate is to be determined is a Saturday,
Sunday or legal holiday, the Prime Rate shall be determined on the last business day prior thereto.

Project Contribution

         The term "Project Contribution" means a contribution to the cost of the
Transmission Project to be made by or on behalf of a Participant (i) pursuant to
Section 3.02 in response to a cash call, (ii) pursuant to any agreement or understanding among the Participants to make such contributions in the event of the default of one or more other Participants hereunder or (iii) with respect to
Additional

                                      -8-

Participants which become such before the Completion Date, pursuant to Section
8.02 (as modified by Section 8.09). The term "Project Contribution" shall not include any interest payable pursuant to Section 3.05 or insurance proceeds remitted to IID pursuant to Section 2.08(b), and in computing the total amount of Project Contributions made by a Participant a deduction shall be made for any amounts received by such Participant from Additional Participants which become such before the Completion Date, pursuant to Section 8.02 (as modified by
Section 8.09).

Project Cost

          The term "Project Cost" means a dollar amount equal to the total of all costs in respect of which the Participants are to receive Transmission
Credits, as provided in Section 7.01.

Project Share

          The term "Project Share" means the Original Capacity Nomination of a
Participant as a percentage of the aggregate Original Capacity Nominations of all Participants, as shown in Exhibit 1, as such Project Share may be recomputed pursuant to Section 8.09(b).

Qualifying Facility

          The term "Qualifying Facility" means a small power producing facility in the Imperial Valley which is a "Qualifying Facility" within the meaning of the Public Utility Regulatory Policies Act of 1978 and regulations issued thereunder.

                                       -9-

Shared Costs

         The term "Shared Costs" means the costs of the Transmission Project which the Participants have agreed to share, as defined in Section 3.01.

Standard Form Transmission Agreement

         The term "Standard Form Transmission Agreement" means a Transmission
Agreement between IID and a Participant or its Associated Producer substantially in the form of Exhibit 2.

Total Budget

         The term "Total Budget" means the total budgeted cost of the
Transmission Project as shown in Exhibit 4, as the same may be modified pursuant to Section 4.01.

Transmission Agreement

         The term "Transmission Agreement" means an agreement between IID and another person which provides for the transmission of electric power over IID's
Transmission System for delivery to Edison's Electric System. The Standard Form
Transmission Agreement is one form of Transmission Agreement.

Transmission Credits

         The term "Transmission Credits" means the credits against transmission charges payable under a Transmission Agreement which are to be received by the
Participants pursuant to Section 7.01.

                                      -10-

Transmission Project or Project

          The terms "Transmission Project" or "Project" mean the 230-kV and
92-kV transmission lines to be funded and constructed pursuant to this
Agreement, including the facilities described in Exhibit 3 and all real property interests and other property and rights associated therewith.

Transmission Service Entitlement

          The term "Transmission Service Entitlement" means the total amount of electric power transmission service, expressed in megawatts, which is to be provided by IID and paid for by the other party pursuant to a Transmission
Agreement, for all Qualifying Facilities covered thereby; provided that prior to the end of the Trial Period (as defined in the Standard Form Transmission
Agreement) for any Qualifying Facility, the amount of electric power transmission service to be provided by IID with respect to such Qualifying
Facility shall be deemed for purposes of this definition to be the Maximum
Transmission Service Entitlement therefor, as set forth in said Standard Form
Transmission Agreement.

                                   ARTICLE II

                            The Transmission Project

          Section 2.01. Description of the Project. The Project shall consist of transmission lines and associated

                                      -11-

facilities extending from Edison's Mirage substation in the north through Niland to the Heber area in the south, as described and specified in Exhibit 3. The
Normal Transmission Capacity of the Project upon completion is estimated to be four hundred (400) megawatts. The Project does not include the existing single circuit, single 1033 mcm ACSR conductor presently in place from Edison's Mirage substation to IID's Coachella Valley substation (the "existing circuit") or the existing facilities at the Coachella Valley substation, but IID shall reserve sufficient capacity in the existing circuit to assure the Participants that a transmission capacity at least equal to the Normal Transmission Capacity less
IID's Reserved Capacity is available to the Participants and their Associated
Producers, as well as any persons who desire to become Additional Participants, for the transmission of electric power to Edison's Mirage substation. The
Transmission Project shall be constructed in accordance with the standards contained in General Order 95 of the Public Utilities Commission of the State of
California. IID shall own, operate and maintain the Transmission Project.

         Section 2.02. Contract and Bidding Procedures. IID shall acquire all lands and interests therein necessary for the construction of the Project, using its power of eminent domain where necessary, and shall enter into one or more contracts providing for the supply of all materials and services necessary to complete the construction of the

                                      -12-

Project. To the extent possible, such contracts shall be firm-price contracts.
As soon as practicable, IID shall prepare one or more requests for proposals for all materials and services necessary to acquire and complete the Transmission
Project. Such requests for proposals may be sent to any firm which is designated by either IID or a Participant. In response to each request for proposals, IID shall accept the lowest evaluated (responsive and responsible) bid from a qualified firm.

          Section 2.03. Construction Schedule. IID shall use reasonable efforts to acquire all necessary materials, services and real property interests so as to insure that the Project is constructed and completed in accordance with the following schedule:

August 1985      Begin preparation of Environmental Impact Report (EIR).

February 1987    Begin right-of-way acquisition activity.

May 1987         Obtain EIR certification.

November 1987    Complete right-of-way acquisition for Coachella Valley-Midway corridor and begin construction of transmission line on said corridor and on Midway substation.

March 1988       Complete right-of-way acquisition for Midway-Highline corridor, and begin construction on said corridor and on Highline
                 substation.

October 1988     Complete construction on Coachella Valley-Midway corridor, and energize Midway substation.

                                      -13-

December 1988                          Complete construction on Midway-
                                       Highline corridor, and energize
                                       Highline substation.

         Section 2.04. Review and Consultation. The Participants shall have the right, through the Manager or a consultant, to consult with and make suggestions to IID concerning any aspect of the Project. The Participants shall be entitled to receive from IID

          (a) at least monthly, a written status report on the Project, including the current status of engineering, procurement, and construction
     (including but not limited to the number of towers constructed, the miles of conductors strung and the status of substation construction) and the amount of expenditures to date and a forecast of the expenditures necessary to complete the Project; and

          (b) oral briefings on the status of the Project, conducted periodically as agreed by IID and the Manager.

IID shall include appropriate provisions in its contract with the general contractor to secure the foregoing rights for the Participants. With the prior approval of IID's representatives, IID shall grant the Participants and their representatives (including the Manager) reasonable access to areas where construction of the Project is taking place and to supplies and equipment to be used in constructing the Project.

                                      -14-

          Section 2.05. Standard of Care. In the handling and disbursement of funds needed for the acquisition and construction of the Project and in carrying out its other responsibilities under this Article II, IID shall act with the same degree of diligence, care and skill that an ordinary prudent businessman would exercise in the management of his own personal business affairs. Without limiting the generality of the foregoing,

          (a) except where the acquisition of a fee interest is necessary for the proper operation of the Project, the District will acquire appropriate easements in the real property on which the Project is to be located; and

          (b) IID shall employ sound cash management practices in the payment of bills for materials and services acquired for the Project.

          Section 2.06. Indemnification. (a) Subject to the Participants'
obligation to pay the Shared Costs as provided in Section 3.01, IID shall indemnify, defend and hold harmless each Participant, its Associated Producer and their respective officers, directors, employees, shareholders, partners and
Affiliates from and against any loss, damage, liability or expense, including attorneys' fees, which arises or results from any claim, lawsuit or other legal proceeding brought by any person not a party to this Agreement and which relates in any manner to the acquisition or construction of the Transmission Project or any portion

                                      -15-

thereof (whether or not such claim, lawsuit or other legal proceeding is based on the alleged active or passive negligence of IID, its officers, employees or agents or any other person not a party to this Agreement), including without limitation any loss or expense which arises or results from the injury to or death of any individual in connection with the acquisition or construction of the Project (including the employees and agents of IID and the Participants) or any damage to or loss of property in connection with the acquisition or construction of the Project. Each Participant shall promptly notify IID of any such claim, lawsuit or other legal proceeding and shall allow IID to control the defense thereof at IID's expense. Any such Participant shall be entitled to monitor such claim, lawsuit or other legal proceeding, and shall be entitled to employ an attorney for such purpose at its own expense. To the extent that IID includes provisions in any contracts awarded by it for the acquisition of materials or services in connection with the Project under which IID is indemnified against or released from liability in specified situations or circumstances, IID shall include language in each such contract granting each
Participant protection equivalent to the protection provided to IID.

         (b) Notwithstanding anything in this Section 2.06 to the contrary, each
Participant shall indemnify, defend and hold harmless IID and the other
Participants, and their respective officers, directors, employees, shareholders,

                                      -16-

partners and Affiliates, from and against any loss, damage, liability or expense, including attorneys' fees, and any claim thereof, which relates to the acquisition or construction of the Project and results or arises from the active or passive negligence or willful misconduct of the indemnifying Participant, its
Associated Producer or their respective officers, employees or agents.

          Section 2.07. Maintenance of Transmission Project. IID shall operate and maintain the Transmission Project in accordance with generally accepted engineering and operating practices in the electric utility industry. In the event of any loss or destruction of the Transmission Project or any portion thereof, or the partial or complete loss of the use thereof, on or after the
Completion Date, by reason of an "uncontrollable force" as defined in Section 16 of the Standard Form Transmission Agreement, IID shall exercise due diligence to remedy such loss or destruction with all reasonable dispatch; provided that IID shall not be obligated to expend more than $250,000 in repairing or reconstructing the Transmission Project as a result of any single occurrence which occurs prior to the end of the Credit Installment Period. Subject to
Section 3.01(a)(9), the costs of repairing or rebuilding the Project as a result of damage or destruction which occurs prior to the Completion Date shall be treated as Shared Costs.

          Section 2.08. Insurance. (a) Without limiting IID's obligations under
Section 2.06, prior to the commence-

                                      -17-

ment of the construction of the Project IID shall obtain and, until the
Completion Date shall maintain in force, comprehensive general liability and property insurance with respect to the Transmission Project, with limits of
$20,000,000 and $40,000,000, respectively. Beginning on the Completion Date and continuing until the end of the Credit Installment Period, IID shall maintain in force, property insurance with respect to the Transmission Project, with a deductible of $250,000 for each occurrence. IID and the Manager shall consult with respect to the limits, deductibles (except as specifically provided in the preceding sentence) and exclusions under all such property insurance, and in this regard IID shall abide by the decision of the Management Committee, which decision may be modified from time to time. Such insurance (i) shall be placed with an insurer or insurers of recognized reputation and responsibility, (ii)
shall name IID as the insured and each Participant as an additional insured and
(iii) shall provide that if such insurance is cancelled or materially changed, or allowed to lapse for nonpayment of premium, such cancellation, change or lapse shall not be effective as to any Participant until thirty (30) days after receipt by such Participant of written notice by the insurer of such cancellation or lapse or of any material change in policy terms or conditions.
Upon request by any Participant at any time, IID shall provide a certificate from the insurer stating that such insurance is in effect.

                                      -18-

          (b) IID shall use any insurance proceeds received by it as a result of damage to or destruction of the Project to repair or rebuild the same. If any
Participant receives proceeds from the property insurance provided for in this
Section 2.08 as a result of damage to or destruction of the Project, such
Participant shall promptly remit such proceeds to IID for IID's use in repairing or rebuilding the Project. The amount of any such remittance shall not be deemed a Project Contribution. If any of the proceeds from such insurance are not needed for the repair or rebuilding of the Project, IID shall apply the same to any of the costs described in Section 3.01(a) so as to reduce the amount requested in cash calls issued by IID pursuant to Section 3.02.

                                   ARTICLE III

                         Funding of Transmission Project

          Section 3.01. Shared Costs. Subject to the terms of this Article III, the Participants shall bear the following costs associated with the Transmission
Project,

          (a) All out-of-pocket costs incurred by IID, whether incurred prior to or after the date of this Agreement, in order to plan, permit, design, engineer, acquire and construct the Transmission Project and to acquire the right of way for the Transmission Project, including by way of illustration and not limitation, the following:

                                      -19-

               (1) The cost of acquisition of all lands, rights, rights of way, easements and interests acquuired or used for the Transmission
          Project, including the cost of any mitigation requirements; provided, however, that any real property interests owned by IID and necessary or useful for the Project shall be contributed by IID at no charge and shall not be included in the Shared Costs.

               (2) The cost of all materials, supplies, machinery and equipment and of all labor and services necessary to construct the Transmission
          Project.

               (3) The cost of engineering, financial services, plans,
          specifications, studies, surveys, expenses of recordation and printing, and other expenses necessary or incident to determining the feasibility of constructing the Transmission Project or incident to the construction thereof.

               (4) The cost of (i) comprehensive general liability and property insurance with respect to the Project, as required by Section 2.08, for the period prior to

                                      -20-

          the Completion Date, and (ii) property insurance with respect to the
          Project, as required by Section 2.08, for the period from the
          Completion Date until the end of the Credit Installment Period. If the property insurance referred to in (ii) above can reasonably be purchased for a single lump-sum premium payable in advance, the cost of such insurance shall be the amount of such premium. If the property insurance referred to in (ii) above cannot reasonably be purchased for a lump-sum premium payable in advance, the cost of such insurance for purposes of this paragraph (4) shall be deemed to be an amount equal to 6.7 times the annual premium payable therefor for coverage during the first year following the Completion Date.

               (5) The cost of legal services and court costs necessary or incident to the planning or construction of the Project, unless IID is reimbursed for such costs by insurance or otherwise, provided that any such costs incurred in connection

                                      -21-

          with legal actions brought against IID with respect to personal injury or property damage shall be included in the Shared Costs only if IID is ultimately successful in defending the action.

               (6) The cost of expanding the interconnection facilities at
          Edison's Mirage substation to accommodate the electric power to be delivered by the Participants or their Associated Producers to Edison, in an amount up to the Normal Transmission Capacity of the Project,
          whether such work is performed by or on behalf of IID or by or on behalf of Edison and reimbursed by IID.

               (7) The cost of relocating IID's "E" line to accommodate a portion of the Project, if such relocation is necessary.

               (8) In the event of the termination of the Project pursuant to
          Section 3.08, any costs incurred in (i) maintaining and holding the property related to the Project for the three (3) year period referred to in paragraph (b) thereof or (ii) restoring real property

                                      -22-

          to its original condition as provided in paragraph (b) thereof.

               (9) In the event of damage to or destruction of the Project or any portion thereof prior to the Completion Date, any of the foregoing costs or expenses incurred in repairing or rebuilding the Project and not paid with the proceeds of an insurance policy.

          (b) The salary and other employee costs incurred by IID as a result of the activities of IID's accounting and financial personnel in implementing the cash call procedure set forth in this Article III and otherwise in conducting IID's relations with the Participants in connection with their
     Project Contributions;

          (c) Although it is not contemplated that IID will advance its own funds to pay the costs referred to in paragraph (a) of this Section 3.01, if IID should elect to do so, interest on any such advance at the Prime
     Rate (or the maximum rate allowed by law, whichever is less) in effect on the date thereof, until the date on which IID is reimbursed for such advance by the Participants;

          (d) The following costs incurred by the Participants and their
     Affiliates in connection with the planning and construction of the Project:

                                      -23-

               (1) All costs incurred by way of cash contributions to the
          Imperial Valley Transmission Study Group (the "IVTSG").

               (2) All transportation, lodging and meal expenses incurred in connection with the attendance of personnel at meetings of the IVTSG on or after October 16, 1985 and at meetings held to organize the
          IVTSG on the following dates in 1985: March 22, April 12, June 19,
          July 12 and 19, August 12 and September 16.

               (3) All transportation, lodging, meal, reproduction and
          miscellaneous out-of-pocket expenses incurred in furtherance of the business of the IVTSG, including expenses related to negotiation or informational meetings with IID, Edison, Associated Southern
          Engineers, David A. Hodges or R. W. Beck.

               (4) Any other costs actually incurred in connection with the planning and construction of the Project, if approved by the
          Management Committee.

     The Manager shall bill the District for such costs as soon as practicable after the date of this

                                      -24-

     Agreement, including with such bill such supporting documentation as the
     District may reasonably require. Such bill shall be payable within thirty
     (30) days after receipt. The payment for such costs shall be distributed to each Participant in accordance with the amount paid by such Participant and its Affiliates.

          (e) The fees and expenses of the Manager and of any consultant retained by the Participants to monitor the construction of the Project, including in such expenses the costs of travel, telephone and supplies. The
     Manager shall bill IID for such fees and expenses at the end of each month, including with the bill such supporting documentation as IID may reasonably request. Such bills shall be payable within thirty (30) days after receipt.

Notwithstanding the foregoing, the Shared Costs shall not include any loss or expense (including attorneys' fees, except as provided in paragraph (a)(5)
above) which arises or results from the injury to or death of any individual in connection with the acquisition or construction of the Project (including the employees and agents of IID and the Participants) or, except as provided in paragraph (a)(9) above, from any damage to or loss of property or property rights in connection with the acquisition or construction of the Project (other than real property and interests therein

                                      -25-

on which the Project is to be located), or any loss or expense which is attributable to the gross negligence or willful misconduct of IID or its officers, employees or agents.

         The Project Budget contained in Exhibit 4 includes all costs referred to in this Section 3.01 which IID and the Participants presently anticipate will be incurred.

         Section 3.02. Cash Call Procedure. (a) On the first business day of each month IID shall issue a cash call to the Manager. The amount of such cash call shall be equal to the sum of (i) the anticipated Shared Costs to be incurred by the District from the due date thereof (as set forth below) until the due date for the next succeeding cash call, (ii) any amount of Shared Costs paid or to be paid by IID prior to the due date thereof and not covered by earlier cash calls and (iii) a reasonable margin for unanticipated expenses and cost overruns. The cumulative total of all cash calls issued by IID up to any date shall be consistent with the anticipated progress on the Project up to such date, as set forth in the construction and supply contracts entered into by IID.

          (b) Within three (3) business days after receipt of a cash call from
IID the Manager shall issue an individual cash call to each Participant
(including the Manager itself if the Manager is a Participant) other than any
Participant which is in default hereunder and has failed to cure such default as provided in Section 3.05. The

                                      -26-

Manager shall send a copy of each individual cash call issued to a Participant to such Participant's bank or other lender, if so indicated in Exhibit 7. The
Participants shall pay or cause to be paid the amounts indicated in such individual cash calls so that the funds are received by IID no later than the fifteenth (15th) day of the calendar month after the month of issuance thereof, or if such day falls on a Saturday, Sunday or legal holiday the next succeeding business day (the "due date"). The amount of the individual cash call issued by the Manager to each Participant shall be equa1 to

                               C(t) X PS(i)
                                      -----
                                      100%

where C(t) is the amount of the cash call received from IID and PS(i) is the
Project Share of the Participant to which the individual cash call is issued.

          (c) The Manager shall send IID a copy of each individual cash call issued by it to any Participant, whether the same is issued pursuant to this
Section 3.02 or pursuant to any understanding or agreement among the
Participants to make Project Contributions in the event of the default of any
Participant.

          (d) All Project Contributions received by IID from any Participant shall be applied to individual cash calls issued to such Participant (whether the same were issued pursuant to this Section 3.02 or in respect of the

                                      -27-

default of another Participant) in the chronological order in which such individual cash calls were issued.

         Section 3.03. Obligation Unconditional. The obligation of each
Participant to respond to individual cash calls as set forth in Section 3.02 shall be irrevocable and unconditional except as this Agreement may specifically provide otherwise. Without limiting the generality of the foregoing, such obligation shall not be affected by the modification or abandonment of the
Participant's (or its Associated Producer's) plans to construct a Qualifying
Facility or by the partial or complete failure or a Qualifying Facility owned or operated by the Participant or its Associated Producer, or of any equipment, plant, geothermal resource, or facility associated therewith.

         Section 3.04. Deposit of Cash Call Funds. IID shall promptly deposit all funds it receives in response to any cash call into an interest-bearing account at the Bank of America or such other bank as may be agreed to from time to time by the Management Committee and IID. Interest on the funds on deposit in such account shall be retained in the account and used to pay Shared Costs of the Project. IID shall make withdrawals from such account only as necessary to pay Shared Costs. Any funds remaining in such account after all of the Shared
Costs to be paid hereunder have been paid shall be refunded to the Participants in accordance with their respective Project Shares.

                                      -28-

          Section 3.05. Failure To Respond to Cash Call. If any participant shall fail to cause funds indicated in an individual cash call (including any individual cash call issued as a consequence of another Participant's default)
to be delivered to IID by the fifteenth (15th) day of the calendar month after the month of issuance thereof (or if such day falls on a Saturday, Sunday or legal holiday, the next succeeding business day), or by such earlier due date as may be indicated on the face of the individual cash call, such Participant shall be deemed to be in default hereunder, and IID shall promptly send a notice of default to such Participant, with a copy to the Manager (or, in the case of such a default by the Manager, to any person which the Participants, by written notice in the form described in Section 5.02, have informed IID is acting as
Alternate Manager). The Participant in default shall have fifteen (15) days after IID's transmittal of the notice of default in which to cure the default by causing to be paid the amount in default plus interest for each day after the due date to and including the date payment is received by the District at a rate equal to 125% of the Prime Rate (or the maximum rate allowed by law, whichever is less) in effect on the due date. No Participant shall be entitled to cure a default under this Agreement as of right except as specifically provided in this
Section 3.05. After the fifteen (15) day period specified above, a Participant in default shall be permitted to cure its default only with the

                                      -29-

approval of and on such terms as may be specified by the Management Committee, one of such terms being that the defaulting Participant shall pay or cause to be paid the amount in default plus interest thereon at a rate equal to 125% of the
Prime Rate (or the maximum rate allowed by law, whichever is less), determined on the due date and on the first business day of each calendar quarter thereafter, for the period during which the payment was in default. Any payment of a Project Contribution made by or on behalf of a Participant after the due date therefor shall be accompanied by interest calculated as provided in this
Section 3.05, and any such payment received by IID after the due date shall, as necessary, be allocated between the Project Contribution and the intereste due thereon calculated as provided herein. Upon the payment of any Project
Contribution by or on behalf of a Participant after the fifteen (15) day cure period with respect thereto has expired, IID shall promptly refund to every other Participant an amount equal to the total of any Project Contributions which it made as a result of the failure of such Project Contribution to be made by the end of the fifteen (15) day cure period, plus interest calculated as provided herein.

         Section 3.06. Failure To Cure Default. If a Participant shall fail to cure a default within the fiteen (15) day period provided in Section 3.05, IID shall promptly notify the Manager in writing of such failure. The Participants or any of them shall be entitled to cause the amount

                                      -30-

in default to be paid, in which case IID shall be obligated to continue the acquisition and construction of the Project as provided in this Agreement.
Notwithstanding the foregoing, IID and each of the Participants shall have the right to obtain any remedy available at law or in equity in consequence of the default of IID or any Participant under this Agreement, including damages or specific performance where appropriate. Subject to Section 3.10, a Participant in default hereunder shall be liable for all unpaid amounts included in individual cash calls issued to such Participant as well as all amounts which would have been included in individual cash calls issued to such Participant pursuant to Section 3.02 if such default had not occurred.

            Section 3.07. Automatic Adjustment of Original Capacity
Nominations. If one or more Participants shall fail to cure a default as provided in Section 3.05, the Original Capacity Nomination of each Participant
(including any Participant in default] shall, after all Project Contributions have been made, be automatically adjusted to an amount, expressed in megawatts, equal to

                                              PC(i)
                            OCN(i) = OCN(t) X -----
                                              PC(t)
where OCN(i) is the adjusted Original Capacity Nomination of the Participant,
OCN(t) is the total of the Original Capacity Nominations of all Participants,
PC(i) is the total

                                      -31-

of the Project Contributions made by such Participant, and PC(t) is the total of the Project Contributions made by all Participants (including any Participants in default).

         Section 3.08. Termination of Project. (a) The Participants shall be entitled to cease making Project Contributions at any time and for any reason, subject to the following:

          (i) All of the Participants shall execute and deliver to IID a document stating their intention to terminate the Project pursuant to this
     Section 3.08.

          (ii) In accordance with the procedures set forth in this Article III, the Participants shall pay all Shared Costs which are committed to be paid and the payment of which cannot be avoided. For this purpose, any costs incurred by IID as a result of such termination shall be deemed to be included in the Shared Costs.

         (b) IID shall retain all rights, interests and property, real and personal, acquired for the Project for a period of three (3) years following the delivery of the document referred to in paragraph (a)(i) above, to enable the
Participants or any of them to find a suitable means of financing the completion of the Project. Upon notice executed and delivered to IID by the Participants during such three (3) year period, IID shall transfer to the Participants or their designee all right, title and interest in

                                      -32-

and to all or any portion of the towers, cable, transformers and other tangible personal property and fixtures the acquisition of which was funded by the
Participants pursuant to this Agreement and which is specified in such notice
(the "acquired equipment"). The acquired equipment, if acquired by the
Participants, shall be transferred to and held by the Participants in fractional undivided interests equal to the following:

                                        PC(i)
                                 I(i) = ------
                                        PC(tn)

where I(i) is the Participant's interest, PC(i) is the total of the Project
Contributions made by the Participant, and PC(tn) is the total of the Project
Contributions made by all Participants not in default. Within sixty (60) days after its receipt of the notice referred to in this paragraph (b), IID may, at its option and upon written notice given to the Manager, elect to compensate the
Participants for all amounts paid by IID in connection with the acquisition of the acquired equipment and included in cash calls issued by IID pursuant to
Section 3.02 (including taxes, freight and the cost of installing the towers and any other fixtures). Such compensation shall be paid to the Manager and shall be distributed among the Participants in accordance with the foregoing formula.
Following the transfer of the acquired equipment or the payment of compensation by IID as provided in this paragraph (b), or the elapse of the foregoing three
(3) year period, IID shall have no further obligation under

                                      -33-

this Agreement to any Participant with respect to any property, rights or interests acquired by IID pursuant to this Agreement, and as requested by IID the Participants shall pay the cost of restoring any real property disturbed by the construction of the Project to its condition prior to the commencement of such construction.

         (c) For purposes of this Section 3.08 the term "Participants" shall mean all Participants which are not in default under this Agreement on the date of delivery of the document referred to in paragraph (a)(i) above.

         Section 3.09. IID's Obligation Contingent. Notwithstanding any other provision of this Agreement, IID shall be obligated to proceed with the acquisition and construction of the Project if, but only if, the Participants provide all of the Shared Costs as required by this Article III. If the
Participants fail to provide all of the Shared Costs as required by this Article
III, IID may terminate the Projuect upon ninety (90) days' written notice to each Participant, unless the Participants shall cause any Shared Costs due and owing to be paid within the ninety (90) day period, and subject to the rights of the Participants to deliver the document referred to in Section 3.08(a)(i) prior to the end of the ninety (90) day period and thereupon exercise their rights under said Section.

         Section 3.10. Limit on Contributions. Notwithstanding any other provision of this Agreement, in no event shall any Participant be required to make any Project

                                      -34-

Contribution after the cumulative total of Project Contributions made by or on behalf of that Participant equals

                                     PS(i)
                                TB x ----- x 1.2
                                     100%

where TB is the Total Budget as of the date of this Agreement and PS(i) is the
Project Share of that Participant.

          Section 3.11. Right To Audit. Each party to this Agreement shall maintain true and correct records of all expenses incurred, amounts charged, and other transactions in connection with this Agreement until the expiration of three (3) years after the Completion Date. Upon request, each party (the
"audited party") shall permit any other party or its representative to audit any or all of such records in the audited party's possession or control for the purpose of determining the accuracy of any amount charged by the audited party or otherwise determining whether a party has complied with the terms of this
Agreement. The cost of any such audit shall be borne by the party or parties requesting the same.

          Section 3.12. Payment of All Shared Costs. When all Shared Costs paid or to become payable by the Participants have been paid, IID shall promptly send a letter to the Manager so stating, signed by its General Manager.

                                   ARTICLE IV

                                  Cost Controls

          Section 4.01. Budget. Exhibit 4 contains a budget for the acquisition and construction of the Transmis-

                                      -35-

sion Project. IID may modify such budget from time to time by giving notice to the Manager, provided that any increase in the Total Budget shall require the approval of the IID Board of Directors acting in public session if the amount of such increase, plus the aggregate of all budget increases since the date hereof or the last such approval, whichever is later, exceeds $100,000. Under no circumstances shall the cumulative total of the cash calls issued by IID pursuant to Section 3.02 exceed the Total Budget.

         Section 4.02. Relations with Contractors. IID shall actively enforce the provisions of the contracts into which it will enter with respect to the acquisition and construction of the Project so as to minimize the cost of the
Project to the Participants. At the request of the Manager, IID will consult on matters concerning the administration and enforcement of any such contract.

                                   ARTICLE V

                                 Administration

         Section 5.01 Management Committee. (a) The implementation of this
Agreement on behalf of the Participants shall be undertaken by a Management
Committee. The Management Committee shall consist of one regular member representing each Participant. In addition, each Participant shall be entitled to designate one alternate member who shall be entitled to attend meetings of the Management Committee in the absence of its regular member. Notwith-

                                      -36-

standing the foregoing, no Participant which is in default hereunder shall be entitled to be represented on the Management Committee.

          (b) The Management Committee shall hold regular meetings at such times and places as it may determine. Special meetings may be called at any time by the Manager at its own instance or at the request of a Participant. Whenever a
Participant is acting as Manager, the member or alternate member representing such Participant shall serve as the chairman of the Management Committee.
Whenever a person other than a Participant is acting as Manager, the chairman of the Management Committee shall be chosen by a vote of the Management Committee.
Except as specifically provided herein, the Management Committee shall be free to determine its rules of procedure.

          (c) Each member or alternate member of the Management Committee shall have a vote commensurate with the Project Share of the Participant which he represents. Except as may otherwise be provided in this Agreement, all decisions of the Management Committee shall be by an affirmative vote of members (or alternate members) representing Participants whose aggregate Project Shares equal or exceed 66-2/3% of the aggregate Project Shares of the Participants entitled to be represented on the Management Committee.

          Section 5.02 Manager. The Participants shall designate one of their number or another person to act as Manager. The Manager shall serve at the pleasure of the

                                      -37-

Management Committee, which shall have the power to remove the Manager at any time with or without cause; provided, however, that a Participant shall be automatically disqualified from serving as Manager if it is in default hereunder. Upon the removal, disqualification or resignation of the Manager, the
Management Committee shall designate a successor. The initial Manager shall be
Rosendo J. Pont. IID shall be entitled to consider such person (and any of its successors as Manager) to continue as the Manager until such time as the
District receives a written notice designating a successor Manager and signed by
Participants who represent in such notice that their aggregate Project Shares equal or exceed 66-2/3% of the aggregate Project Shares of the Participants entitled to be represented on the Management Committee.

         Section 5.03. Duties of Manager. The Manager shall be entitled to represent to IID the views of the Participants on any issue or other matter which may arise in connection with the funding or construction of the Project, including the decisions of the Management Committee, and to undertake such other duties as are stated in this Agreement or as may be specified by the Management
Committee from time to time. Nothing in this Article V shall be construed as prohibiting the District and any Participant or Participants from consulting or holding discussions concerning any aspect of the funding or construction of the
Project.

                                      -38-

          Section 5.04. Copies of Correspondence; Reports. IID shall send the
Manager

          (a) copies of all notices, letters, and other communications directed by it to any Participant and pertaining to the Transmission Project;

          (b) copies of all notices, reports, letters and other communications received by it from, or transmitted by it to, any contractor or supplier and pertaining to the Transmission Project;

          (c) copies of all contracts, and all amendments and supplements thereto, entered into with any contractor or other person in connection with the Transmission Project; and

          (d) at the end of each month, a report showing the total amount of funds theretofore received in response to cash calls, uses of such funds, cash on hand, and interest income.

                                  ARTICLE VI

                             Transmission Agreements

          Section 6.01. Agreement To Execute. (a) In consideration of the funds to be provided hereunder by the Participants, at any time on or after the date hereof IID shall upon the request of any Participant or its Associated
Producer enter into (i) a Standard Form Transmission Agreement which gives such
Participant or its Associated Producer the right to transmission service over
IID's Transmission

                                      -39-

System to Edison's Electric System in an aggregate amount equal to such
Participant's Capacity Nomination, and (ii) Plant Connection Agreements which allow such Participant or its Associated Producer to connect each of its
Qualifying Facilities listed in Exhibit 1 to IID's Transmission System. The amount of transmission service to which a Participant or its Associated Producer is entitled shall be reflected as the sum of the Maximum Transmission Service
Entitlements (as defined in the Standard Form Transmission Agreement) entered in clause 4 of Exhibit II and any succeeding Exhibits to the Standard Form
Transmission Agreement, and shall be subject to adjustment as provided therein.
The amount of transmission service available to each Qualifying Facility associated with a Participant or its Associated Producer shall be as indicated
in Exhibit 1, as the same may be amended from time to time, and shall be entered as the Maximum Transmission Service Entitlement in an appropriate Exhibit to the
Standard Form Transmission Agreement. At the request of a Participant, Exhibit 1 shall be amended so as to add or delete Qualified Facilities, to add to or reduce the transmission capacity available to one or more Qualified Facilities, or to shift transmission capacity from one Qualified Facility to another;
provided that all such Qualified Facilities shall be Qualified Facilities owned or operated by such Participant or one or more of its Associated Producers; and
provided further that the total of the Maximum Transmission Service

                                      -40-

Entitlements designated for such Qualified Facilities in Exhibit 1 shall not exceed the Participant's then current Capacity Nomination; and provided further that, unless IID agrees otherwise, no such amendment of Exhibit 1 shall result in an increase of the sum of IID's Reserved Capacity and the Maximum
Transmission Service Entitlements of all Qualifying Facilities connected to the
Highline substation to a level greater than one-half the Normal Transmission
Capacity. At the request of a Participant, IID shall from time to time enter into such Standard Form Transmission Agreements and agree to such amendments or terminations thereof as are necessary to secure for such Participant and its
Associated Producers the rights to transmission service indicated in Exhibit 1, as the same may be amended from time to time.

          (b) The effectiveness of each Standard Form Transmission Agreement shall be contingent upon the completion of the Project, and if the Original
Capacity Nomination of any Participant is adjusted pursuant to Section 3.07, the
Standard Form Transmission Agreement entered into by such Participant or its
Associated Producer shall be amended to provide for an amount of transmission service (reflected as described above) equal to such Participant's Original
Capacity Nomination as so adjusted.

          Section 6.02. Future Transmission Agreements. IID agrees that, prior to the end of the Credit Installment

                                      -41-

Period, and so long as the Additional Capacity is greater than zero, it will not

          (a) grant any Participant or its Associated Producer a Transmission
     Service Entitlement under a Transmission Agreement if the sum obtained by adding such Transmission Service Entitlement to the Transmission Service
     Entitlements granted under any other Transmission Agreements in effect between such Participant or its Associated Producer and IID would be greater than such Participant's Capacity Nomination, as the same may be increased pursuant to Section 8.06; or

          (b) enter into a Transmission Agreement with any person other than a
     Participant or its Associated Producer unless such person has complied with the provisions of Article VIII and has specified a Capacity Nomination pursuant to Section 8.02 which is at least as large as the maximum amount of transmission service allowed under such Transmission Agreement;
     provided, however, that nothing in this Agreement shall prevent or restrict IID from entering into a Transmission Agreement with Colmac Energy
     Inc. providing for the transmission of up to 50 megawatts of electric power for delivery to Edison via the Coachella Valley substation and the
     Coachella Valley-Mirage transmission line; and provided, further, that the foregoing shall not

                                      -42-

     alter IID's obligations under the third sentence of Section 2.01.

          For purposes of this Section 6.02, the term "Transmission Agreement"
shall include any agreement providing for a buy-sell transaction or other arrangement under which IID is to act functionally as a provider of transmission service over IID's Transmission System to Edison's Electric System, but shall not include (i) any agreement providing for the exchange of electric power between IID and another utility unless the power received by IID pursuant to the exchange is generated by a Qualifying Facility which is located in IID's service area and is constructed after the date of this Agreement or (ii) any agreement with another utility which provides for the transmission of electrical power to
Edison's Electrical System during an emergency. Except as specifically provided herein, nothing herein shall alter or affect the rights and obligations under any Transmission Agreement or other agreement providing for the transmission of electric power over IID's Transmission System for delivery to Edison's Electric
System entered into prior to the date of this Agreement.

          Section 6.03. Written Agreement Required. Prior to the end of the
Credit Installment Period, and so long as the Additional Capacity is greater than zero, IID shall not transmit electric power over IID's Transmission System for delivery to Edison's Electric System for any person (other

                                      -43-

than itself) except pursuant to a written agreement providing for such transmission.

         Section 6.04. Nondiscrimination. Each Transmission Agreement entered into with a Participant or its Associated Producer shall be substantially in the form of the Standard Form Transmission Agreement and shall be non-discriminatory among the Participants.

         Section 6.05. IID's Use of the Project. IID shall have the unrestricted right to use the Transmission Project for the transmission of electric power up to IID's Reserved Capacity, which shall be a transmission capacity equal to the greater of (i) six and two-thirds percent (6-2/3%) of the Normal Transmission
Capacity or (ii) the difference between the Normal Transmission Capacity and the sum of the Capacity Nominations of all Participants; provided that in no event shall IID's Reserved Capacity be less than twenty-six (26) megawatts or greater than forty (40) megawatts. IID's Reserved Capacity may increase within the limits set forth in the foregoing sentence, but in no event shall IID's Reserve
Capacity decrease from the level in existence at any given time. IID shall have the right to use the Project at all times for the transmission of electric power in excess of IID's Reserved Capacity, provided that such transmission does not conflict with the transmission of electric power for any Participant (including any Additional Participant) or its Associated Producer in accordance with

                                      -44-

the terms of one or more Transmission Agreements entered into by such
Participant or its Associated Producer.

          Section 6.06. Transmission Under Existing IID-Edison Agreement. To the
extent that electric power produced by a Participant or its Associated Producer is being transmitted to Edison's Electric System pursuant to the IID-Edison
Agreement, such Participant or its Associated Producer may elect to continue such transmission pursuant to the IID-Edison Agreement in lieu of transmission pursuant to a Transmission Agreement entered into by such Participant or its
Associated Producer and IID pursuant to Section 6.01 or Section 8.08. A
Participant or Associated Producer may make the foregoing election only with respect to the entire output of a particular Qualifying Facility, and each
Participant agrees that neither it nor its Associated Producer will designate electric power from any such Qualifying Facility for transmission pursuant to the IID-Edison Agreement in an amount larger than the Maximum Transmission
Service Entitlement for such Qualifying Facility, as shown in Exhibit 1. If a
Participant or its Associated Producer makes an election pursuant to this
Section 6.06, the right of such Participant or its Associated Producer to transmission service under a Transmission Agreement entered into pursuant to
Section 6.01 or Section 8.08 shall, so long as such election remains in effect, be reduced by an amount equal to the Maximum Transmission Service Entitlement for

                                      -45-

any Qualifying Facility with respect to which such election was made, as shown in Exhibit 1.

         Section 6.07. Existing Plant Connection Agreements. Upon the execution of a Plant Connection Agreement between a Participant or its Associated Producer and IID with respect to a particular Qualifying Facility, pursuant to Section
6.01 or Section 8.08, the parties shall terminate any existing plant connection agreement relating to such Qualifying Facility; provided, however, that a
Participant or its Associated Producer which makes an election pursuant to
Section 6.06 with respect to such Qualifying Facility may elect at its option to continue in effect the existing plant connection agreement for such Qualifying
Facility, but IID may require such existing plant connection agreement to be amended so as to provide for the connection of such Qualifying Facility to the
Transmission Project.

                                  ARTICLE VII

                  Credits Against Transmission Service Charges

         Section 7.01. Amount of Credits. IID shall grant each Participant
(including any Participants in default) Transmission Credits equal in dollar value to the sum of the following:

          (a) The total amount of the Project Contributions made by or on behalf of the Participant; and

                                      -46-

          (b) The construction period financing costs incurred by the
     Participant, computed from the date of each Project Contribution to the
     Completion Date. Such financing costs shall be calculated by applying the following interest rates:

               (1) If the Participant financed its Project Contributions by arrangement with a bank or other lender, its financing costs shall be calculated at the interest rate actually in effect from time to time under the terms of such financing arrangement with the bank or other lender.

               (2) If the Participant did not so finance its Project
          Contributions, its financing costs for each calendar quarter or portion thereof shall be calculated at a rate equal to 125% of the
          Prime Rate (or the maximum rate allowed by law, whichever is less) in effect on the first day of the quarter; and

          (c) Any fee paid by the Participant or its Affiliate to an investment banking or other firm for providing financial advisory services or arranging financing for such Participant's Project Contributions and any fee paid by the Participant or its Affiliate to obtain a letter of credit from

                                      -47-

     a bank or other financial institution in support of such Participant's obligation to make Project Contributions, provided that the amount of
     Transmission Credits granted to a Participant pursuant to this paragraph
     (c) shall not exceed the lesser of $250,000 or 3% of the limit on Project
     Contributions for that Participant determined pursuant to Section 3.10 as of the date hereof. Any fee paid by a Participant or its Affiliate to an investment banking or other firm for arranging financing for such
     Participant's Project Contributions as well as other financing required by such Participant or its Affiliate shall, for purposes of this paragraph
     (c), be allocated to such Participant's Project Contributions on a pro rata basis, in proportion to the relative magnitude of such Project
     Contributions and other financing.

         Following the Completion Date, each Participant shall present IID with such documentation as the District may reasonably require to support the amounts referred to in items (b) and (c) above, if applicable. IID shall promptly issue a letter to each such Participant confirming the amount of Transmission Credits available to such Participant.

         Section 7.02. Use of Credits. The Transmission Credits shall be applicable on a dollar-for-dollar basis

                                      -48-

against any charges or fees imposed on a Participant or its Associated Producer under any Transmission Agreement entered into by such Participant or Associated
Producer and IID. Each Participant shall inform IID of the persons, selected from among itself and its Associated Producers, which are to use the
Transmission Credits issued to it. Such selections will be subject to change upon written notice to IID. If a Participant or its Associated Producer elects to continue transmission under the IID-Edison Agreement, as provided in Section
6.06, IID shall, at the request of such Participant or its Associated Producer, apply transmission credits held by such Participant or its Associated Producer so as to reduce IID's charges to Edison for the transmission of electric power on behalf of such Participant or its Associated Producer under the IID-Edison
Agreement.

          Section 7.03. Schedule of Availability. The Transmission Credits
received by each Participant shall be divided into ten (10) equal installments, and a single such installment shall become available for use during each successive Credit Installment Year. Any Transmission Credits which are available for use but are not used in a given Credit Installment Year may be carried forward and used in later Credit Installment Years, provided that any
Transmission Credits not applied against charges or fees due and payable under a
Transmission Agreement within fifteen (15) years after the beginning of the
Credit Installment Period shall expire and be of no further force or effect.

                                      -49-

         Section 7.04. Assignability of Credits. During the Credit Installment
Period the Transmission Credits shall not be assignable by any holder thereof except to (i) a Participant (including an Additional Participant) for application against amounts payable under a Transmission Agreement entered into by such Participant or its Associated Producer, (ii) a bank or other lender, as security for a loan or letter of credit provided by such person to finance or provide credit support for a Participant's Project Contributions, or (iii) an
assignee of a Participant's interest in this Agreement as permitted by Section
9.04, in conjunction with the assignment of such interest, for application against amounts payable under a Transmission Agreement entered into or assumed by such assignee or its Associated Producer. Following the Credit Installment
Period, the Transmission Credits shall be assignable to any person for application against any charges or fees payable to IID for the transmission of electric power to Edison's Electric System. No assignment of Transmission
Credits shall change the Credit Installment Year in which they become available for use pursuant to Section 7.03. No assignment of Transmission Credits (except an assignment for security purposes) shall be effective unless and until the assignor gives IID a written notice thereof. The right to receive payments in exchange for Transmission Credits, as provided in Sections 8.02 and 8.03, may be assigned in conjunction with an assignment of Transmission Credits, and

                                      -50-

the foregoing notice to IID shall indicate whether such right is being assigned.

          Section 7.05. Addition of Cost of Project to Rate Base. For purposes of determining the transmission service charges payable under the Transmission
Agreements entered into by the Participants (as set forth in Exhibit I to the
Standard Form Transmission Agreement), IID shall add the cost of the
Transmission Project to its investment in plant as shown on its books
("Transmission Plant") as follows. IID shall on each January 1 prior to the fifteenth (15th) anniversary of the beginning of the Credit Installment Period add an amount to its Transmission Plant equal to the following:

                                           DC - IRC
                              TPA = C(t) x --------
                                              DC

where TPA is the amount to be added to IID's Transmission Plant, C(t) is the total amount of Transmission Credits applied by the Participants or their
Associated Producers or any permitted assignees thereof against transmission charges and fees due and payable in the preceding calendar year, DC is the
Deemed Capacity, and IRC is IID's Reserved Capacity, which for purposes of this
Section 7.05 only shall be deemed to be forty (40) megawatts. On the first
January 1 on or after the fifteenth (15th) anniversary of the beginning of

                                      -51-

the Credit Installment Period, IID shall add an amount to its Transmission Plan equal to the following:

                                           DC - IRC
                          TPA = (P-C(p)) x --------
                                              DC

where TPA, DC, and IRC are defined as above, P is the Project Cost, and C(p) is the amount previously added to IID's Transmission Plant with respect to the application of Transmission Credits by the Participants or their Associated
Producers or any permitted assignees thereof against transmission charges and fees. The amount to be added by IID to its Transmission Plant with respect to the acquisition and construction of the Project shall not exceed the Project
Cost multiplied by

                                   DC - IRC ,
                                   --------
                                      DC

where DC and IRC are defined as above.

         Section 7.06. Record of Transmission Credits. IID shall be responsible for keeping a record on its books of the amount of Transmission Credits used and remaining for use, as well as the dates of availability, for each holder of
Transmission Credits. Such information shall be available on request to any holder or prospective holder of Transmission Credits.

                                      -52-

                                  ARTICLE VIII

                            Additional Participants

          Section 8.01. Obligation To Become Additional Participant. Prior to
the end of the Credit Installment Period, and so long as the Additional Capacity is greater than zero, any person which desires to enter into a Transmission
Agreement shall become an Additional Participant by following the procedure set forth in this Article VIII.

          Section 8.02. Reallocation of Costs. To become an Additional
Participant, such person shall specify a Capacity Nomination of no less than one
(1) megawatt and shall bear a portion of the Project Cost equal to:

                                    M(r)       CN(i)
                         P(i) = P X ---- X ------------
                                    M(t)   CN(t) + CN(i)

where P(i) is the portion of the Project Cost to be borne by the Additional
Participant, P is the Project Cost, M(r) is the number of full calendar months remaining in the Credit Installment Period, M(t) is the total number of months in the Credit Installment Period, CN(i) is the Capacity Nomination of the
Additional Participant, and CN(t) is the total of the Capacity Nominations of all existing Participants (including any other Additional Participants). The
Additional Participant shall remit the foregoing sum to IID, which shall within thirty (30) days after receipt distribute such amount among the
Participants (including any other

                                      -53-

Additional Participants) in accordance with the following formula:

                                             C(i)
                               D(i) = P(i) x ----
                                             C(t)

where D(i) is the amount to be distributed to a particular Participant, P(i) is the total amount to be distributed, C(i) is the total amount of unused
Transmission Credits held by the Participant receiving such distribution immediately prior to the payment of the foregoing sum by the Additional
Participant, and C(t) is the total amount of unused Transmission Credits held by all Participants immediately prior to the payment of the foregoing sum by the
Additional Participant. All unused transmission credits usable by a Participant or its Associated Producers, regardless of when they first become available for use under Section 7.03, shall be deemed "held" by the Participant for purposes of this Section 8.02 and Section 8.05.

         Section 8.03. Transfer of Transmission Credits to Additional
Participant. In return for the payment received from the Additional Participant as provided in Section 8.02, IID shall transfer unused Transmission Credits on its books from each of the existing Participants to the Additional Participant.
The dollar value of Transmission Credits received by the Additional Participant shall be equal to the amount of its payment to IID pursuant to Section 8.02. The dollar value of unused Transmission Credits transferred from each existing
Participant shall be equal to the payment received by such Participant pursuant to Section 8.02.

                                      -54-

Transmission Credits shall be transferred from each existing Participant in the following order of priority:

          (a) Unused Transmission Credits which became available for use in prior Credit Installment Years or in the present Credit Installment Year shall first be transferred.

          (b) Transmission Credits which will become available for use in later
     Credit Installment Years shall then be transferred in equal dollar amounts for each such year.

The Credit Installment Year in which any Transmission Credit shall become available for use shall not be affected by the transfer of such Transmission
Credit to an Additional Participant pursuant to this Section 8.03. In the event that the dollar amount to be distributed to a Participant pursuant to Section
8.02 exceeds the dollar value of Transmission Credits held by such Participant, the excess shall not be distributed to such Participant and shall be refunded to the Additional Participant.

          Section 8.04. Risk Compensation. In order to compensate each of the
Participants whose name appears in the list of Participants in Exhibit 1 at the time this Agreement is originally executed (the "Original Participants") for the substantial risk it incurred in funding the planning, engineering and construction of the Transmission Project, an Additional Participant shall pay
IID additional sum equal to fifteen percent (15%) of the amount

                                      -55-

paid by it pursuant to Section 8.02 (without regard to any amount refunded to the Additional Participant pursuant to Section 8.03). IID shall distribute such amount among the Original Participants as follows:

                                             PC(i)
                               A(i) = A(t) x -----
                                             PC(t)

where A(i) is the amount to be distributed to each Original Participant, A(t) is the total amount to be distributed to all Original Participants pursuant to this
Section 8.04, PC(i) is the total of the Project Contributions made by the
Original Participant receiving the distribution as of the date of such distribution, and PC(t) is the total of the Project Contributions made by all
Original Participants as of such date.

         Section 8.05. Special Rule in Case of Preemption. Notwithstanding
anything to the contrary in Sections 8.02 through 8.04, the following rule shall apply to the extent that the Capacity Nomination specified by an Additional
Participant preempts transmission capacity which was formerly held by another
Participant by operation of Section 6.3 of the Standard Form Transmission
Agreement or a provision of another form of Transmission Agreement similar in substance thereto. The Additional Participant shall remit to IID for distribution to the Participant whose capacity was so preempted (the "preempted
Participant") an amount equal to the lesser of (a) the dollar value of the
Transmission

                                      -56-

Credits then held by the preempted Participant or (b) a dollar amount equal to:

                                  M(r)       CP
                              P X ---- X ---------
                                  M(t)   NTC - IRC

Where P, M(r) and M(t) are defined as in Section 8.02, CP is the amount of capacity so preempted from the preempted Participant, NTC is the Normal
Transmission Capacity of the Project at the time in question, and IRC is IID's
Reserved Capacity. In return for such payment, IID shall transfer unused
Transmission Credits on its books from the preempted Participant to the
Additional Participant in an amount equal to the dollar amount so paid by the
Additional Participant. In lieu of the payment and distribution required by
Section 8.04, if the preempted Participant is an Original Participant and the capacity so preempted is part of its Original Capacity Nomination, the
Additional Participant shall in addition pay IID for distribution to the preempted Participant an amount equal to fifteen percent (15%) of the amount calculated pursuant to the formula set forth in clause (b) above. For purposes of the foregoing sentence, capacity shall be deemed to be preempted from an
Original Participant in the following order of priority: first, capacity, if any, which is part of an Original Participant's increase in Capacity Nomination pursuant to Section 8.06, and second, capacity which is part of an Original
Participant's Original Capacity Nomination. An example of the operation of the foregoing is set forth in Exhibit 5.

                                      -57-

         Section 8.06. Increases in Capacity Nominations. Any Participant which prior to the end of the Credit Installment Period wishes to increase its
Capacity Nomination shall be treated as an Additional Participant as to such increase and shall follow all of the procedures set forth in this Article VIII
(including without limitation the obligation to make the payments required by
Section 8.02 and Section 8.04). For purposes of calculating the payments and
Transmission Credit transfers required by this Article VIII, the increase in
Capacity Nomination requested by such Participant shall be treated as its
Capacity Nomination (CN(i) in Section 8.02) and its Capacity Nomination prior to the increase shall be treated as part of the Capacity Nominations of the existing Participants (CN(t) in Section 8.02).

         Section 8.07. Execution of Agreement. Each Additional Participant shall execute and become a party to this Agreement and, except as specifically provided herein, shall have the rights and duties of a Participant under every provision of this Agreement other than those provisions which by their terms apply only to the Original Participants.

         Section 8.08. Commitment of IID. IID agrees that the foregoing provisions represent a reasonable means of assuring that the Participants are fairly compensated for the costs and risks they incurred in connection with the construction of the Transmission Project. To protect the

                                      -58-

Participants' rights to such compensation, IID agrees that, prior to the end of the Credit Installment Period,

          (a) it will not grant a Transmission Service Entitlement or enter into any Transmission Agreement except as provided in Section 6.02, and

          (b) so long as the Additional Capacity is greater than zero, it will
     (i) enter into a Transmission Agreement (and appropriate Plant Connection
     Agreement) with any person which desires to do so and (ii) allow any
     Participant upon request to increase its Capacity Nomination as provided by
     Section 8.06, provided that such person or Participant complies with the procedure set forth in this Article VIII (including the obligation to pay for such capital additions as IID may require pursuant to Section 8.11).

          Section 8.09. Additional Participants Prior to Completion Date. All of
the provisions of this Article VIII shall apply to a person which desires to become an Additional Participant prior to the Completion Date, with the following modifications and adjustments:

          (a) For purposes of Section 8.02, the term "Project Cost" shall mean the total of the costs referred to in Section 7.01 incurred by the
     Participants on or before the date of such person's payment pursuant to
     Section 8.02, and the term "unused Transmission Credits" shall mean the

                                      -59-

     portion of the Project Cost, so defined, incurred by each Participant prior to the date of such payment. The fraction C(i)/C(t) in the second formula therein, shall be computed as of the date of such person's remittance to
     IID pursuant to Section 8.02. In computing the total amount of Project
     Contributions made by a Participant, there shall be a deduction for any amounts received by such Participant from payments made by an Additional
     Participant pursuant to Section 8.02, as modified by this paragraph (a).

         (b) The Project Shares of all Participants shall be recomputed as of the date of such person's remittance to IID pursuant to Section 8.02, the
     Capacity Nomination specificed by such person pursuant to Section 8.02 being deemed such person's Original Capacity Nomination for this purpose and for purposes of Section 3.07.

         (c) Such person shall respond to all cash calls from IID due after the date of such person's remittance to IID pursuant to Section 8.02, in accordance with the terms of this Agreement. The Manager shall issue appropriate adjusted individual cash calls with respect to any cash call issued by IID before, but due after, the date of such remittance.

                                      -60-

          (d) With respect to Section 8.03, such person shall be entitled to receive Transmission Credits, in accordance with the terms of this
     Agreement, in an amount equal to the amount of its remittance to IID pursuant to Section 8.02. The entitlements of the remaining Participants to
     Transmission Credits shall be reduced by the amount of the distribution received by each of them, respectively, pursuant to Section 8.02.

          (e) Such person shall make the payment required by Section 8.04, calculated as provided therein.

          (f) With respect to Section 8.07, such person shall be required in addition to execute and become a party to and satisfy the requirements of any other agreement among the Participants relating to the funding and construction of the Transmission Project.

          (g) Exhibit 1 shall be amended to reflect such person's Capacity
     Nomination, the name(s) of its Qualifying Facility(ies), its Maximum
     Transmission Service Entitlement(s) and its Project Share.

          Section 8.10. Study Group Costs of Additional Participants.
Notwithstanding anything to the contrary in this Agreement, an Additional
Participant shall be entitled to be reimbursed for costs incurred by it and its
Affiliates

                                      -61-

pursuant to Section 3.01(d) if, but only if, such Additional Participant executes this Agreement and makes the payments required by Sections 8.02 and
8.04 (as modified by Section 8.09) on or before December 31, 1987. The Manager shall bill IID for such costs as soon as practicable after the date on which such payments are made.

         Section 8.11. Capital Additions to Project. The parties understand and acknowledge that certain capital additions to the Project may be necessary to enable the Project to transmit power for an Additional Participant or its
Associated Producer. The parties agree that, notwithstanding any other provision of this Agreement, IID may at its option require any Additional Participant to pay for any capital additions to the Project which are necessary to transmit the electric power to be generated by such Additional Participant or its Associated
Producer. The obligation of such Additional Participant to pay for such capital additions shall not alter or affect in any way its obligation under this Article
VIII or the other provisions of this Agreement, nor shall the Participants which are then parties to this Agreement be required to pay any portion of the cost of such capital additions as a consequence of the transmission of electric power within their Capacity Nominations.

                                      -62-

                                   ARTICLE IX

                                     General

          Section 9.01. Governing Law. This Agreement and the performance of the obligations created herein shall be governed by and construed and enforced in accordance with the laws of California, without reference to any rules or principles relating to conflicts of law.

          Section 9.02. Entire Agreement. This Agreement and the Exhibits and
other attachments hereto set forth the entire Agreement and understanding of the
Participants and IID in respect of the transactions contemplated hereby. This
Agreement supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof, including without limitation that certain
Memorandum of Understanding among IID and certain of the Participants dated
August 1, 1986, as amended. No representation, promise, inducement or statement of intention has been made by IID to any Participant or by any Participant to
IID on the subject matter hereof except as specifically stated herein, and neither IID nor any Participant shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

          Section 9.03. Amendment; Waiver. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations or conditions hereof may be waived, only by a written instrument executed by IID and each Participant not in default hereunder, or in

                                      -63-

the case of a waiver, by or on behalf of the party waiving compliance; provided, however, that no such amendment or modification may adversely affect the rights of a defaulting Participant without its written consent unless the rights of all
Participants are similarly affected. The failure of any party hereto at any time or times to require performance of any provisions hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant or representation.

         Section 9.04. Assignment. Except as herein provided, neither this
Agreement nor any right, privilege, duty or obligation created herein may be assigned by any party to any other person, voluntarily or by operation of law, without the prior written consent of each of the other parties (excluding any
Participants in default), which consent shall not be unreasonably withheld. Any attempted assignment by any party without such consent shall be void and of no force or effect. Notwithstanding the foregoing, without such consent

         (a) a Participant shall be entitled to assign its entire or a partial interest in this Agreement (i) to its Affiliate, (ii) to a person

                                      -64-

     with which such Participant has an agreement or relationship involving sharing in a Qualifying Facility or in the proceeds therefrom or in the resources supplying such facility or in the proceeds from the sale of such resources to a Qualifying Facility or to a purchaser of an interest in any of the foregoing or (iii) to a bank or other lender, as security for a loan or letter of credit provided by such person to finance or provide credit support for such Participant's Project Contributions;

          (b) Transmission Credits may be separately assigned as provided in
     Section 7.04 and Article VIII but in no other manner; and

          (c) the Participants as a group shall be entitled to assign any or all of their rights and obligations under this Agreement to any California public utility which is authorized by the California Public utilities
     Commission to fund the cost of constructing the Transmission Project, provided that no such assignment shall affect the rights of the
     Participants or their Associated Producers to enter into the Standard Form
     Transmission Agreement as provided in Article VI.

Notwithstanding the foregoing, the right of a Participant or its Associated
Producer to enter into a Transmission Agreement as provided in Article VI shall not be assignable

                                      -65-

except (i) to a co-owner, operator or purchaser of the Qualifying Facility to which such right relates, and then only to the extent of the amount of transmission service to be provided for such Qualifying Facility, all as set forth in Exhibit 1, (ii) to an Affiliate of such Participant or (iii) to a bank or other lender, as security for a loan or letter of credit provided by such person to finance or provide credit support for such Participant's Project
Contributions, it being the intention of the Participants that the assignment of such right not be used as a means of circumventing the obligation of nonparties to become Additional Participants as a condition of receiving the benefits of
Transmission Agreements. No assignment permitted under this Section 9.04 shall operate to relieve the assignor of any duty or obligation under this Agreement, unless the assignor is released therefrom by every other party hereto, and unless the assignee shall expressly and in writing assume all such duties and obligations of the assignor. Subject to the foregoing restrictions on assignment, all of the terms, covenants, representations and conditions of this
Agreement shall be binding upon and inure to the benefit of and be enforceable by, each of the parties and their respective successors, permitted assigns and legal representatives.

         Section 9.05. Intent Concerning Regulation. It is the Participants'
understanding, and IID confirms and represents, that IID and IID's Transmission
System are free

                                      -66-

from public utility rate regulation, either under the California Public
Utilities Code or the Federal Power Act. If any regulatory authority hereafter asserts that any Participant is a public utility and is subject to regulation by reason of its participation in the construction and funding of the Transmission
Project as provided herein, the parties will meet to consider how to proceed so that such Participant may be shown not to be a public utility, while still preserving, to the extent possible, the economic effect of the proposed transactions for all Participants and IID. Notwithstanding anything to the contrary herein, no Participant shall be obligated to continue its performance under this Agreement if any regulatory agency has issued a final order or other instrument alleging or declaring that such Participant is a public utility on account of its involvement in the funding, construction or use of the
Transmission Project.

          Section 9.06. Term. This Agreement shall be effective when executed by the Original Participants and IID and shall continue in effect until such time as all duties and all obligations of the parties hereunder have been satisfied or discharged.

          Section 9.07. Notices. All notices, requests, demands and
communications required or permitted to be given hereunder shall be given in writing and delivered personally, or mailed first-class mail, postage prepaid, or transmitted by telecopier, to the addresses of the parties

                                      -67-

and the Manager as shown in Exhibit 7. Any party or the Manager may change the address to which such communications are to be directed to it by giving written notice to each of the other parties and the Manager in the manner provided above.

         Section 9.08. No Partnership, etc. Nothing in this Agreement shall be construed as creating a partnership, association, agency, trust or other entity among the parties hereto or any of them. In entering into and performing this
Agreement, the parties are acting solely as independent contractors. The obligations of the parties under this Agreement shall be several and not joint or joint and several.

         Section 9.09. No Third Party Beneficiaries. Except as specifically provided in Section 8.08(b) with respect to a person who desires to enter into a
Transmission Agreement, this Agreement is solely for the benefit of the parties and their successors and permitted assigns and shall not be construed to create any rights or privileges in any other person or entity (including without limitation any person not a party hereto who entered into a Transmission
Agreement prior to the date hereof).

         Section 9.10. Headings; Counterparts. The article and section headings contained in this Agreement are for convenient reference only, and shall not in any way affect the meaning or interpretation of this Agreement. This Agreement may be executed in two or more counterparts,

                                      -68-

each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

IMPERIAL IRRIGATION DISTRICT

By /s/ Illegible
   -----------------------------------

CHEVRON GEOTHERMAL                       DESERT POWER COMPANY
COMPANY OF CALIFORNIA

                                         By /s/ Illegible
By /s/ Illegible                            ------------------------------------
   -----------------------------------

                                         GEO EAST MESA NO. 2, INC.
EARTH ENERGY, INC.

                                         By /s/ Illegible
By /s/ Illegible                            ------------------------------------
   -----------------------------------

                                         HEBER GEOTHERMAL COMPANY
GEO EAST MESA NO. 3, INC.

                                         By /s/ Illegible
By /s/ Illegible                            ------------------------------------
   -----------------------------------

                                         ORMESA GEOTHERMAL
MAGMA POWER COMPANY

                                         By /s/ Illegible
By /s/ Illegible                            ------------------------------------
   -----------------------------------

                                      -69-

ORMESA GEOTHERMAL II                     UNION OIL COMPANY OF
                                         CALIFORNIA

By /s/ Illegible                         By /s/ Illegible
   -----------------------------------      -----------------------------------

VULCAN/BN GEOTHERMAL
POWER COMPANY

By
   -----------------------------------

                                      -70-

                                    EXHIBIT C

                         Funding And Construction Agreement
                         Heber-Mirage Transmission Project

                                               EXHIBIT 1

                                                         Maximum
                                                       Transmission      Original
                                                         Service         Capacity      Project
   Participant                        QF               Entitlement      Nomination      Share
   -----------                        --               -----------      ----------      -----

Chevron Geothermal             HGC Power                 15.8 MW         15.8 MW        4.225%
Company of California          Plant

Desert Power Company           Salton Sea No. 3          50.0 MW         50.0 MW       13.369%

Earth Energy, Inc.             Salton Sea No. 1          26.0 MW         26.0 MW        6.952%
                               and No. 2

GEO East                       GEO East                  27.5 MW         27.5 MW        7.353%
Mesa No. 2, Inc.               Mesa No. 2

GEO East                       GEO East                  27.5 MW         27.5 MW        7.353%
Mesa No. 3, Inc.               Mesa No. 3

Heber Geothermal Company       HGC Power Plant           23.5 MW         23.5 MW        6.283%

Magma Power Company            Del Ranch Power Plant     38.0 MW

                               J. J. Elmore              38.0 MW
                               Power Plant

                               J. M. Leathers            38.0 MW        114.0 MW       30.481%
                               Power Plant

Ormesa Geothermal              Ormesa                    24.0 MW

                               Ormesa IE                  6.0 MW         30.0 MW        8.021%

Ormesa Geothermal II           Ormesa II                 18.0 MW         18.0 MW        4.813%

                                            Page 1 of 2

                                                         Maximum
                                                       Transmission      Original
                                                         Service         Capacity      Project
   Participant                        QF               Entitlement      Nomination      Share
   -----------                        --               -----------      ----------      -----

Union Oil Company of           HGC Power Plant            7.7 MW          7.7 MW        2.059%
California

Vulcan/BN Geothermal           Vulcan Plant              34.0 MW         34.0 MW        9.091%
Power Company                                                           --------      --------
                                                                        374.0 MW      100.0%

                                            Page 2 of 2

                                   EXHIBIT 3

                             Description of Project

Scope

The project includes upgrading the Mirage-Coachella Valey link, constructing a new 230-kV line from IID's Coachella Valey substation to the (new) Highline substation, constructing said substation and a new substation (Midway) in the
Niland area, and constructing 92-kV transmission lines from the Midway substation to the Salton Sea KGRA and from the Highline substation to the Heber
KGRA.

The major project scope components are as follows:

1.   Existing Facilities Upgrade

     One new circuit added on existing structures between the Mirage and
     Coachella Valey substations, using bundled 1033 MCM ACSR conductor.
     Length: 20 miles

     Breakers and appurtances as necessary, including relays and controls, for looping additional 230-kV circuits in and out of the Mirage and Coachella
     Valey substations.

2.   Coachella Valley-Midway Transmission Line

     A double circuit transmission line using steel lattice towers and steel poles from the Coachella Valley substation to the Midway substation, capable of carrying two bundled circuits of 1033 MCM ACSR but carrying only one bundled and one unbundled circuit.
     Length: Approximately 53 miles

3.   92-kV Transmission Line Extensions

     (a)  Two (2) double circuit 92-kV transmission lines, using 795 MCM all-aluminum conductor on wooden poles, from the intersection of
          English and Simpson Roads to the Midway substation.
          Length: Approximately 5-1/2 miles

     (b)  One single circuit 92-kV transmission line using 795 MCM all-aluminum conductor on wooden pooles capable of eventually carrying two (2)
          circuits, from the Highline substation to a location to be determined by IID near the intersection of Pitzer and Correll roads.

                                  Page 1 of 3

          Length: Approximately 17 miles

4.   Midway Substation

     230-kV/92-kV electrical substation utilizing two (2) three-phase transformers with a top rating of 225 MVA and two (2) 92-kV bays per each transformer. Substation is to be located at the approximate northwest intersection of Simpson Road and the East Highline Canal.

5.   Midway-Highline Transmission Line

     A transmission line using steel poles from the Midway substation paralleling approximately the west bank of the East Highline Canal south to the Highline substation, capable of carrying two (2) circuists of single
     1033 MCM ACSR conductor, but carrying only one such circuit.
     Length: Approximately 30 miles

6.   Highline Substation

     230 kV/92-electrical substation capable of accommodating two (2)
     three-phase transformers with a top rating of 225 MVA and two (2) 92-kV bays per each transformer. Only one such transformer and two (2) 92-kV bays are included in the Transmission Project.

                SUMMARY OF PROPOSED TRANSMISSION LINE FACILITIES

Facility                                       Description
--------                                       -----------

Structure:              Lattice steel towers and multi-sided hollow tubular
                        steel poles. See Figures 3.1 and 3.2 for typical
                        configurations and dimensions. Strength requirements
                        shall be in accordance with General Order 95 of the
                        Public Utilities Commission of the State of California
                        ("G.O. 95").

Footings:               Concrete piles cast in place. Strength requirements
                        shall be in accordance with G.O. 95.

Conductors:             Bundled or unbundled, 1033 MCM, Aluminum Conductor,
                        Steel Reinforced (ACSR) cable. Strength requirements
                        shall be in accordance with G.O. 95.

                                  Page 2 of 3

Groundwire:             One groundwire, approximately 0.5 inch in diameter,
                        attached to the top of tower or pole.

Insulator/Hardware
Assemblies:             Vertical ("V" or "I") configuration of 15 to 18
                        porcelain insulators per phase for tangent towers. Two
                        strings in parallel of 17 to 20 insulators each per
                        phase for dead-end towers.

Access Roads:           Existing roads will be utilized and improved only if
                        necessary. Approximately 15 miles of new bladed roads
                        will be needed where line crosses undeveloped areas.

Substations:            Two new and one existing substations are involved. Each
                        new substation uses 225 MVA 230-kV/92-kV transformer
                        banks with 230-kV and 92-kV switchyards. Each switchrack
                        includes wide flange steel structures for line, bus and
                        transformer dead-ends, a suspension bus system with
                        mid-span taps for line and transformer connections,
                        circuit breakers and air disconnets for line and
                        equipment switching, fault protection and isolation
                        during maintenance and necessary coupling capacitors,
                        wave traps and potential devices for metering and
                        control. Each substation will have a relay/control house
                        equippedd for remote operation.

                                  Page 3 of 3

                                   EXHIBIT 5

                      Example of Operation of Section 8.05

Assumptions:

         1. The Transmission Project has a Normal Transmission Capacity of 140
MW.

         2. There are three Participants with the following Capacity Nominations and Transmission Service Entitlements (under their Transmission Agreements).

                             Capacity                Transmission
    Participant              Nomination          Service Entitlement
    ----------              ----------          -------------------

        A                      30 MW                    30 MW
        B                      30 MW                    20 MW
        C                      30 MW                    20 MW

         3. Since the sum of the Capacity Nominations of the Participants is 90
MW, under the formula of Section 6.05 IID's Reserved Capacity is 40 MW.

         4.  The Project Cost was $50 million. The Credit Installment Period is
10 years (120 months) of which 5 years (60 months) remain.

         5.  D desires to become an Additional Participant and to connect to the Midway substation with a Capacity Nomination of 20 MW.

Calculation:

        There remain 10 MW of capacity in the Project over and above the
Capacity Nominations of the Participants (total of 90 MW) and IID's Reserved
Capacity (40 MW). As to this capacity no preemption is required and, under the first formula in Section 8.02, $2.5M is collectede by IID and distributed among
A, B and C:

        $50M x  60 months   x      10 MW        = $2.5 M
               ----------      -------------
               120 months      90 MW + 10 MW

        The distribution to A, B and C takes place in accordance with the second formula in Section 8.02.

        In addition, under Section 8.04 an amount equal to 15%T of $2.5M
($375,000) is collected from D by IID and, assuming A, B and C are all Original
Participants, is split equally among them.

                                  Page 1 of 2

        As for the remaining 10 MW desired by D, this capacity cannot be obtained without preempting a portion of the Capacity Nominations of B and C.
(A is protected from preemption because its Transmission Service Entitlement
(under its Transmission Agreement) covers its entire Capacity Nomination.)

        Assume that after following the procedure set forth in Section 6.3 of the Standard Form Transmission Agreement, IID preempts 5 MW of capacity from B and 5 MW of capacity from CD, for use by D.

        Under Section 8.05, $1.25M is distributed to B and C each, assuming that each of them has $1.25M in Transmission Credits left. This is obtained as follows:

        $50M x  60 months   x       5 MW        = $1.25 M
               ----------      --------------
               120 months      140 MW - 40 MW

        In addition, B and C each receive an amount equal to 15% of $1.25M, or
$187,500.

        In summary, as a result of this cost reallocation A, B and C have received the following amounts:

                A                   B                           C

         $833,333,33*           $  833,333.33*                $  833,333.33*
          125,000.00               125,000.00                    125,000.00
                                 1,250,000.00                  1,250,000.00
                                   187,500.00                    187,500.00
         -----------            -------------                 -------------

         $958,333.33            $2,395,833.33                 $2,395,833.33

for a total of $5,750,000; and they have transferred to D $5,000,000 in
Transmission Credits.

--------------------

*    This assumes that the amount of unused Transmission Credits held by each
Participant (C(i) in the second formula of Sdection 8.02) is the same and equals or exceeds $833,333.33.

                                  Page 2 of 2